Exhibit 99.2

Explanatory Note

During the first quarter of 2014, we reclassified certain of our businesses from our Healthcare Services segment to our Employer Group segment to correspond with internal management reporting changes. Management’s discussion and analysis set forth in this Exhibit 99.2 has been revised from the management’s discussion and analysis included in “Item 7” to Humana’s Annual Report on Form 10-K for the year ended December 31, 2013 (which we refer to as the “2013 Form 10-K”) to reflect retrospective application of the new reporting structure and reclassified historical results to conform to the new presentation. Revisions are highlighted in blue font. Management’s discussion and analysis set forth below has not been revised to reflect events or developments subsequent to February 19, 2014, the date that Humana filed the 2013 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2013 Form 10-K, please refer to the reports and other information Humana has filed with the Securities and Exchange Commission since that date, including Humana’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
WITH RETROSPECTIVE APPLICATION OF SEGMENTS

Executive Overview

General

Headquartered in Louisville, Kentucky, Humana is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of our core businesses, we believe that we can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom we have relationships. We believe we have an obligation to make achievement and maintenance of good health easier for everyone.

Our industry relies on two key statistics to measure performance. The benefit ratio, which is computed by taking total benefits expense as a percentage of premiums revenue, represents a statistic used to measure underwriting profitability. The operating cost ratio, which is computed by taking total operating costs as a percentage of total revenue less investment income, represents a statistic used to measure administrative spending efficiency.

Business Segments

On January 1, 2013, we reclassified certain of our businesses to correspond with internal management reporting changes and renamed our Health and Well-Being Services segment as Healthcare Services as further described in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. On January 1, 2014, we reclassified certain of our businesses from our Healthcare Services segment to our Employer Group segment to correspond with additional internal management reporting changes. Prior period segment financial information has been recast to conform to the new presentation.

We manage our business with three reportable segments: Retail, Employer Group, and Healthcare Services. In addition, the Other Businesses category includes businesses that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on integrated care delivery for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.

The Retail segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, and includes our contract with Centers for Medicare and Medicaid Services, or CMS, to administer the Limited Income Newly Eligible Transition, or LI-NET, prescription drug plan program, and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits, collectively our state-based contracts. The Employer Group segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary benefit products, as well as administrative services only products, or ASO, and our health and wellness products primarily marketed to employer groups. The Healthcare Services segment includes services offered to our health plan members as well as to third parties, including pharmacy, provider services, home based services, integrated behavioral health services, and predictive modeling and informatics services. The Other Businesses category consists of our military services, primarily our TRICARE South Region contract, Puerto Rico Medicaid, and our closed-block of long-term care insurance policies.

The results of each segment are measured by income before income taxes. Transactions between reportable segments consist of sales of services rendered by our Healthcare Services segment, primarily pharmacy, provider, and behavioral health, to our Retail and Employer Group customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often utilize the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent. We allocate most operating expenses to our segments. Assets and certain corporate income and expenses are not allocated to the segments, including the portion of investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at the corporate level. These corporate amounts are reported separately from our reportable segments and included with intersegment eliminations.

Seasonality

One of the product offerings of our Retail segment is Medicare stand-alone prescription drug plans, or PDPs, under the Medicare Part D program. These plans provide varying degrees of coverage. Our quarterly Retail segment earnings and operating cash flows are impacted by the Medicare Part D benefit design and changes in the composition of our membership. The Medicare Part D benefit design results in coverage that varies as a member’s cumulative out-of-pocket costs pass through successive stages of a member’s plan period which begins annually on January 1 for renewals. These plan designs generally result in us sharing a greater portion of the responsibility for total prescription drug costs in the early stages and less in the latter stages. As a result, the PDP benefit ratio generally decreases as the year progresses. In addition, the number of low-income senior members as well as year-over-year changes in the mix of membership in our stand-alone PDP products affects the quarterly benefit ratio pattern.

Our Employer Group segment also experiences seasonality in the benefit ratio pattern. However, the effect is opposite of Medicare stand-alone PDP in the Retail segment, with the Employer Group’s benefit ratio increasing as fully-insured members progress through their annual deductible and maximum out-of-pocket expenses. Similarly, our fully-insured individual commercial medical products in our Retail segment experience seasonality in the benefit ratio like the Employer Group segment, particularly our high-deductible health plans, or HDHPs.

In addition, the Retail segment also experiences seasonality in the operating cost ratio as a result of costs incurred in the second half of the year associated with the Medicare and individual health care exchange marketing season.

2013 Highlights

Consolidated

•	Our 2013 results reflect the continued implementation of our strategy to offer our members affordable health care combined with a positive consumer experience in growing markets. At the core of this strategy is our integrated care delivery model, which unites quality care, high member engagement, and sophisticated data analytics. Our approach to primary, physician-directed care for our members aims to provide quality care that is consistent, integrated, cost-effective, and member-focused, provided by both employed physicians and physicians with network contract arrangements. The model is designed to improve health outcomes and affordability for individuals and for the health system as a whole, while offering our members a simple, seamless healthcare experience. We believe this strategy is positioning us for long-term growth in both membership and earnings. At December 31, 2013, approximately 561,500 members, or 27.1%, of our individual Medicare Advantage membership were in risk arrangements under our integrated care delivery model, as compared to 511,700 members, or 26.5%, at December 31, 2012.

•	In addition, our pretax results for the year ended December 31, 2013 reflect improved operating performance across most of our major business lines, including membership growth in our individual and group Medicare Advantage products, as described below. The improved operating performance reflects our continued focus and executional discipline involved in key initiatives like our chronic care program, including increased care management professional staffing and clinical assessments.

•	Comparisons of the benefit ratios and operating cost ratios for the years ended December 31, 2013 and December 31, 2012 are impacted by the transition to the current TRICARE South Region contract on April 1, 2012, which is accounted for similar to an administrative services fee only agreement as described in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. Our previous contract was accounted for similar to our fully-insured products.

•	As more fully described herein under the section titled “Benefits Expense Recognition” actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $474 million in 2013, $257 million in 2012, and $372 million in 2011. Year-over-year comparisons of the benefit ratio were positively impacted by the $217 million increase in favorable prior-period medical claims reserve development from 2012 to 2013.

•	Year-over-year comparisons of diluted earnings per common share are favorably impacted by a lower number of shares used to compute diluted earnings per common share reflecting the impact of share repurchases.

•	Our operating cash flow of $1.7 billion for the year ended December 31, 2013 compared to operating cash flow of $1.9 billion for the year ended December 31, 2012. Our operating cash flows for 2013 reflect earnings and enrollment activity, including increased marketing and distribution costs during the annual election period for Medicare beneficiaries resulting in higher sales, as well as investment spending for health care exchanges and new state-based contracts, and higher Medicare Part D risk corridor payments related to settlements for prior years, including $158 million related to the 2011 contract year. For 2014, the effect of the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law will impact the timing of our operating cash flows, as we expect to build a receivable in 2014 that will be collected in 2015. It is reasonably possible that the receivable could be material to our operating cash flow in 2014. In 2014, we expect our operating cash flows to decline from 2013.

•	During the year ended December 31, 2013, we repurchased 5.8 million shares in open market transactions for $502 million and paid dividends to stockholders of $168 million.

•	In July 2013, we amended and restated our 5-year $1.0 billion unsecured revolving credit agreement to, among other things, extend its maturity to July 2018 from November 2016 as described under the section titled “Future Sources and Uses of Liquidity – Credit Agreement.”

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In 2014, we expect to pay the federal government in the range of $525 million to $575 million for the annual health insurance industry fee. This fee is not deductible for tax purposes, which will significantly increase our effective income tax rate in 2014. We expect to offset the impact of the health insurance industry fee on our results of operations in 2014 through pretax income improvement, however, there can be no assurances that we will be able to do so. The health insurance industry fee is further described below under the section titled “Health Care Reform.”

Retail Segment

•	In a December 2013 call, CMS updated the medical cost trend assumptions that are used to determine Medicare Advantage funding changes for 2015. Based on the preliminary fee-for-service medical cost trend estimates from CMS, the impact of payment cuts associated with the Health Care Reform Law, quality bonuses, sunset of the Star quality CMS demo in 2015, risk coding and recalibration, and the impact of the health insurance industry fee, we estimate 2015 Medicare Advantage rate reductions of 6% to 7%. We expect the CMS preliminary rate announcement for calendar year 2015 to be issued on February 21, 2014. We expect to seek alternatives to minimize the disruption to Medicare beneficiaries this level of rate decline may cause, however, there can be no assurances that we will be able to do so. Such alternatives include additional investments in clinical management programs, operating cost efficiencies, benefit changes, market exits and other operating strategies.

•	Automatic across-the-board budget cuts under the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012, known as “sequestration,” commenced in March 2013, including a 2% reduction in Medicare Advantage and Medicare Part D payments beginning April 1, 2013. While we believe we can reduce Medicare Advantage payments to providers under our network provider contracts in connection with sequestration, a number of hospitals and other providers have asserted that we are not entitled to do so, which have led and may lead to arbitration demands or other litigation regarding these matters. While we believe our senior members’ benefits may be adversely impacted, we believe we can effectively design Medicare Advantage products based upon these levels of rate reduction while continuing to remain competitive compared to both the combination of original Medicare with a supplement policy as well as Medicare Advantage products offered by our competitors. Nonetheless, there can be no assurance that we will be able to successfully execute operational and strategic initiatives that we have assumed when designing our plan benefit offerings and premiums for 2014. Failure to execute these strategies may result in a material adverse effect on our results of operations, financial position, and cash flows.

•	For the year ended December 31, 2013, our Retail segment pretax income grew by 10.5%, primarily driven by individual Medicare Advantage and Medicare stand-alone PDP membership growth in excess of 7%.

•	January 2014 individual Medicare Advantage membership increased approximately 250,000 members, or 12%, from December 31, 2013. January 2014 Medicare stand-alone PDP membership, excluding the LI-NET prescription drug plan program, increased approximately 500,000 members, or 16%, from December 31, 2013. These increases reflect net membership additions for the 2014 enrollment season.

•	Star Ratings issued by CMS in October 2013 indicated that 55% to 60% of our Medicare Advantage members are now in plans with an overall Star Rating of four or more stars. We have 18 Medicare Advantage plans that achieved a rating of four or more stars, an increase of 50% from the previous year. We are offering nine Medicare Advantage plans that achieved a 4.5 Star Rating. Beginning in 2015, plans must have a Star Rating of four or higher to qualify for quality bonuses in the basic premium rates.

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We were successful in our bids for state-based contracts in Florida and Virginia in 2013 and Ohio, Illinois, and Kentucky in 2012. Ohio, Illinois, and Virginia are contracts for stand-alone dual eligible demonstration programs serving individuals dually eligible for both the federal Medicare program and the state-based Medicaid program. We partner with organizations, including CareSource Management Group Company, to serve individuals in certain states. Medicaid membership in our Retail Segment at December 31, 2013 increased 33,400 members from December 31, 2012, primarily driven by the addition of our Kentucky Medicaid contract effective January 1, 2013 and Florida Long-Term Support Services contracts in certain regions, including American Eldercare Inc. We expect to begin serving new members in Ohio, Illinois, Virginia, and Florida at various dates between the first quarter and third quarter of 2014. While we expect the Medicaid and dual-eligible demonstration business to result in future growth, the mix of lower margin Medicaid and dual-eligible demonstration business with the higher margin Medicare Advantage business may result in a decline in Retail segment margins over time.

•	On September 6, 2013, we acquired American Eldercare Inc., or American Eldercare, the largest provider of nursing home diversion services in the state of Florida, serving frail and elderly individuals in home and community-based settings. American Eldercare complements our core capabilities and strength in serving seniors and disabled individuals with a unique focus on individualized and integrated care, and has contracts to provide Medicaid long-term support services across the entire state of Florida. The enrollment effective dates for the various regions range from August 2013 to March 2014.

•	While we do not expect our quarterly earnings progression to be significantly different from our recurring historical patterns, we do anticipate a slightly lower earnings run rate in the first half of 2014 due to the continuing administrative spending to support our state-based contracts.

•	On October 1, 2013, the initial open enrollment period began for plans effective January 1, 2014 offered through federally facilitated, federal-state partnerships or state-based exchanges for individuals and small employers (with up to 100 employees), including certain metropolitan areas in the 14 states where we have public exchange offerings. In addition, federal and state regulatory changes in December 2013 extended the enrollment deadline for January 1, 2014 insurance coverage from December 15, 2013 to December 24, 2013, required plans to accept payment for policies with a start date of January 1, 2014 as late as December 31, 2013 (we voluntarily extended our deadline for payment to January 31, 2014 and voluntarily extended our deadline for payment to February 28, 2014 for policies with a start date of February 1). The December regulations also allowed certain individuals to remain in their existing underwritten off-exchange health plans that are not compliant with the Health Care Reform Law, which has led to much higher retention of our existing underwritten off-exchange health plans. We believe that this is occurring at other carriers as well and will result in an overall deterioration of the risk pool in plans compliant with the Health Care Reform Law, as more previously underwritten members remain with their current carriers rather than enter the exchanges. However, we expect that the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law will mitigate this deterioration to some extent.

Enrollment applications for our 2014 health care exchange offerings exceeded 200,000 through January 31, 2014. Applicants are required to pay their premiums to be enrolled in our plans. The health care exchange open enrollment process began on October 1, 2013 and continues through March 31, 2014.

Employer Group Segment

•	As discussed in the detailed Employer Group segment results of operations discussion that follows, the Employer Group segment pretax income improved 12.2% for the year ended December 31, 2013.

•	Fully-insured group Medicare Advantage membership of 429,100 at December 31, 2013 increased 58,300 members, or 15.7%, from 370,800 at December 31, 2012 primarily due to the January 2013 addition of a new large group retirement account.

•	Membership in HumanaVitality®, our wellness and loyalty rewards program, rose 66% to 2,831,000 at December 31, 2013 from 1,705,400 at December 31, 2012.

Healthcare Services Segment

•	As discussed in the detailed Healthcare Services segment results of operations discussion that follows, our Healthcare Services segment pretax income improved 21.7% for the year ended December 31, 2013.

•	Improvement in the quality of care for members is a key element of our integrated care delivery model. We have accelerated our process for identifying and reaching out to members in need of clinical intervention. At December 31, 2013, we had approximately 280,200 members with complex chronic conditions in the Humana Chronic Care Program, an 86% increase compared with approximately 151,000 members at December 31, 2012, reflecting enhanced predictive modeling capabilities and focus on proactive clinical outreach and member engagement, particularly for our Medicare Advantage membership. We believe these initiatives lead to better health outcomes for our members and lower health care costs.

•	Year-over-year comparisons of results for the Healthcare Services segment are impacted by the December 21, 2012 acquisition of Metropolitan Health Networks, Inc., or Metropolitan, and the July 6, 2012 acquisition of SeniorBridge Family Companies, Inc., or SeniorBridge. Metropolitan is a Medical Services Organization, or MSO, that coordinates medical care for Medicare Advantage beneficiaries and Medicaid recipients, primarily in Florida. SeniorBridge is a chronic-care provider of in-home care for seniors that expanded our existing clinical and home health capabilities and strengthened our offerings for members with complex chronic-care needs. The Metropolitan and SeniorBridge acquisitions provide us with components of a successful integrated care delivery model that has demonstrated scalability to new markets.

Other Businesses

•	As discussed in Note 17 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, future policy benefits payable include $1.4 billion at December 31, 2013 associated with our non-strategic closed-block of long-term care insurance policies acquired in connection with the 2007 acquisition of KMG. Approximately 33,300 policies remain in force as of December 31, 2013. No new policies have been written since 2005 under this closed block. During 2013, we recorded net benefits expense of $243 million ($154 million after-tax, or $0.99 per diluted common share) for reserve strengthening related to this closed-block of long-term care insurance policies.

•	On June 26, 2013, the Puerto Rico Health Insurance Administration notified us of its election not to renew our three-year Medicaid contracts for the East, Southeast, and Southwest regions which ended June 30, 2013. Contractual transition provisions required the continuation of insurance coverage for beneficiaries through September 30, 2013 and also require an additional period of time thereafter to process residual claims.

•	On January 27, 2014, we were notified by the Defense Health Agency of its intent to exercise its option to extend our TRICARE South Region contract through March 31, 2015.

•	Comparisons of the benefit ratios for the year ended December 31, 2013 and December 31, 2012 within Other Businesses are impacted by the transition to the current TRICARE South Region contract on April 1, 2012, including a decrease in profitability under the current contract in connection with our bid strategy, and the beneficial effect of a favorable settlement of contract claims with the Department of Defense, or DoD, in the first quarter of 2013 primarily associated with previously disclosed litigation settled in the second quarter of 2012.

Health Care Reform

The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Health Care Reform Law) enacted significant reforms to various aspects of the U.S. health insurance industry. While regulations and interpretive guidance on many provisions of the Health Care Reform Law have been issued to date by the Department of Health and Human Services, or HHS, the Department of Labor, the Treasury Department, and the National Association of Insurance Commissioners, or NAIC, there are certain provisions of the law that will require additional guidance and clarification in the form of regulations and interpretations in order to fully understand the impact of the law on our overall business.

Implementation dates of the Health Care Reform Law began in September 2010 and continue through 2018, and many aspects of the Health Care Reform Law are already effective and have been implemented by us.

Certain significant provisions of the Health Care Reform Law include, among others, mandated coverage requirements, mandated benefits and guarantee issuance associated with commercial medical insurance, rebates to policyholders based on minimum benefit ratios, adjustments to Medicare Advantage premiums, the establishment of federally facilitated or state-based exchanges coupled with programs designed to spread risk among insurers, an annual insurance industry premium-based assessment, and a three-year commercial reinsurance fee. The following outlines certain provisions of the Health Care Reform Law:

•	Currently Effective with Phased-In Implementation: In 2012, additional cuts to Medicare Advantage plan payment benchmarks began to take effect (with plan payment benchmarks ultimately ranging from 95% in high-cost areas to 115% in low-cost areas of Medicare fee-for-service rates), with changes being phased-in over two to six years, depending on the level of payment reduction in a county. In addition, since 2011 the gap in coverage for Medicare Part D prescription drug coverage has been incrementally closing.

Certain provisions in the Health Care Reform Law tie Medicare Advantage premiums to the achievement of certain quality performance measures (Star Ratings). Beginning in 2012, Medicare Advantage plans with an overall Star Rating of three or more stars (out of five) were eligible for a quality bonus in their basic premium rates. By law, quality bonuses were limited to the few plans that achieved four or more stars as an overall rating, but CMS, through its demonstration authority, expanded the quality bonus to three Star plans for a three year period through 2014. Beginning in 2015, quality bonus amounts will be determined by the provisions in the Health Care Reform Law. In part, this means that plans must have a Star Rating of four or higher to qualify for bonus money. Star Ratings issued by CMS in October 2013 indicated that 55% to 60% of our Medicare Advantage members are now in plans that will qualify for quality bonus payments in 2015, down from 99% in 2014, primarily due to an increase in the minimum overall Star program rating from three stars in 2014 to four stars in 2015. Beginning in 2015, plans must have a Star Rating of four or higher to qualify for quality bonuses in the basic premium rates. We have 18 Medicare Advantage plans that achieved a rating of four or more stars, an increase of 50% from the previous year. We are offering nine Medicare Advantage plans that achieved a 4.5 Star Rating. Plans that earn an overall Star Rating of five continue to be eligible to enroll members year round. Notwithstanding successful historical efforts to improve our Star Ratings and other quality measures, there can be no assurances that we will be successful in maintaining or improving our Star Ratings in future years. Additionally, as a result of the expiration of the quality bonus demonstration, for plans that maintain a four Star or higher rating in 2015, other provisions of the Health Care Reform Law may, in certain areas of the country, reduce the amount of the quality bonus that is added to the basic premium rate. Accordingly, our plans may not be eligible for full level quality bonuses, which, in isolation, could adversely affect the benefits such plans can offer, reduce membership, and/or reduce profit margins.

In addition, on October 1, 2013, the initial open enrollment period began for plans effective January 1, 2014 offered through federally facilitated, federal-state partnerships or state-based exchanges for individuals and small employers (with up to 100 employees), including certain metropolitan areas in the 14 states where we have public exchange offerings. In addition, federal and state regulatory changes in December 2013 extended the enrollment deadline for January 1, 2014 insurance coverage from December 15, 2013 to December 24, 2013, required plans to accept payment for policies with a start date of January 1, 2014 as late as December 31, 2013 (we voluntarily extended our deadline for payment to January 31, 2014 and voluntarily extended our deadline for payment to February 28, 2014 for policies with a start date of February 1), and allowed certain individuals to remain in their existing underwritten off-exchange health plans that are not compliant with the Health Care Reform Law. The initial enrollment period continues through March 31, 2014. See “Risk Factors” in this report.

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Newly Effective in 2014: Beginning in 2014, the Health Care Reform Law requires: all individual and group health plans to guarantee issuance and renew coverage without pre-existing condition exclusions or health-status rating adjustments; the elimination of annual limits on coverage on certain benefits; the establishment of federally facilitated, federal-state partnerships or state-based exchanges for individuals and small employers (with up to 100 employees) coupled with programs designed to spread risk among insurers; the introduction of plan designs based on set actuarial values; the establishment of a minimum benefit ratio of 85% for Medicare

Advantage plans; and insurance industry assessments, including an annual health insurance industry fee and a three-year $25 billion industry wide commercial reinsurance fee. The annual health insurance industry fee levied on the insurance industry is $8 billion in 2014 with increasing annual amounts thereafter, growing to $14 billion by 2017, and is not deductible for income tax purposes, which will significantly increase our effective income tax rate in 2014 to approximately 45% to 47%. The NAIC is continuing discussions regarding the statutory accounting for the health insurance industry fee which in its present form would restrict surplus in the year preceding payment, beginning in 2014. Accordingly, in addition to recording the full-year 2014 assessment in the first quarter of 2014, we may be required to restrict surplus for the 2015 assessment ratably in 2014. Accordingly, dividends from the subsidiaries to the parent in 2014 could be reduced. In 2014, we expect to pay the federal government in the range of $525 million to $575 million for the annual health insurance industry fee. In 2015, the health insurance industry fee increases by 41% for the industry taken as a whole. Accordingly, absent changes in market share, we would expect a similar increase in our fee in 2015.

The Health Care Reform Law also specifies benefit design guidelines, limits rating and pricing practices, encourages additional competition from the establishment of two multi-state plans (one not-for-profit; one for-profit) administered through the Office of Personnel Management, and expands eligibility for Medicaid programs. In addition, the Health Care Reform Law has increased and will continue to increase federal oversight of health plan premium rates and could adversely affect our ability to appropriately adjust health plan premiums on a timely basis. Financing for these reforms will come, in part, from material additional fees and taxes on us (as discussed above) and other health plans and individuals beginning in 2014, as well as reductions in certain levels of payments to us and other health plans under Medicare as described in this report.

As discussed above, implementing regulations and related interpretive guidance continue to be issued on certain provisions of the Health Care Reform Law. Given the breadth of possible changes and the uncertainties of interpretation, implementation, and timing of these changes, the Health Care Reform Law will change the way we do business, potentially impacting our pricing, benefit design, product mix, geographic mix, and distribution channels. The response of other companies to the Health Care Reform Law and adjustments to their offerings, if any, could cause meaningful disruption in local health care markets. It is reasonably possible that the Health Care Reform Law and related regulations, as well as future legislative changes, including legislative restrictions on our ability to manage our provider network, in the aggregate may have a material adverse effect on our results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting our ability to expand into new markets, increasing our medical and operating costs, further lowering our Medicare payment rates and increasing our expenses associated with the non-deductible health insurance industry fee and other assessments); our financial position (including our ability to maintain the value of our goodwill); and our cash flows (including the receipt of amounts due under the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law in 2015 related to claims paid in 2014). If we are unable to adjust our business model to address the non-deductible health insurance industry fee and other assessments, including the three-year commercial reinsurance fee, such as through the reduction of our operating costs or adjustments to premium pricing or benefit design, there can be no assurance that the non-deductible health insurance industry fee and other assessments would not have a material adverse effect on our results of operations, financial position, and cash flows.

We intend for the discussion of our financial condition and results of operations that follows to assist in the understanding of our financial statements and related changes in certain key items in those financial statements from year to year, including the primary factors that accounted for those changes. Transactions between reportable segments consist of sales of services rendered by our Healthcare Services segment, primarily pharmacy, provider, and behavioral health services, to our Retail and Employer Group customers and are described in Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Comparison of Results of Operations for 2013 and 2012

Certain financial data on a consolidated basis and for our segments was as follows for the years ended December 31, 2013 and 2012:

Consolidated

			Change
	2013	2012	Dollars	Percentage
	(dollars in millions, except per common share results)
Revenues:
Premiums:
Retail	$27,204	$25,001	$2,203	8.8%
Employer Group	10,930	10,138	792	7.8%
Other Businesses	695	1,870	(1,175)	(62.8)%

Total premiums	38,829	37,009	1,820	4.9%

Services:
Retail	16	24	(8)	(33.3)%
Employer Group	359	371	(12)	(3.2)%
Healthcare Services	1,280	1,023	257	25.1%
Other Businesses	454	308	146	47.4%

Total services	2,109	1,726	383	22.2%

Investment income	375	391	(16)	(4.1)%

Total revenues	41,313	39,126	2,187	5.6%

Operating expenses:
Benefits	32,564	30,985	1,579	5.1%
Operating costs	6,355	5,830	525	9.0%
Depreciation and amortization	333	295	38	12.9%

Total operating expenses	39,252	37,110	2,142	5.8%

Income from operations	2,061	2,016	45	2.2%
Interest expense	140	105	35	33.3%

Income before income taxes	1,921	1,911	10	0.5%
Provision for income taxes	690	689	1	0.1%

Net income	$1,231	$1,222	$9	0.7%

Diluted earnings per common share	$7.73	$7.47	$0.26	3.5%

Benefit ratio (a)	83.9%	83.7%		0.2%
Operating cost ratio (b)	15.5%	15.1%		0.4%
Effective tax rate	35.9%	36.1%		(0.2)%

(a)	Represents total benefits expense as a percentage of premiums revenue.
(b)	Represents total operating costs as a percentage of total revenues less investment income.

Summary

Net income was $1.2 billion, or $7.73 per diluted common share, in 2013 compared to $1.2 billion, or $7.47 per diluted common share, in 2012. The increase in net income primarily was driven by improved operating performance across most of our major business lines, including Medicare Advantage membership growth in our Retail and Employer group segments. These increases were partially offset by benefits expense of $0.99 per diluted common share in 2013 for reserve strengthening associated with our closed-block of long-term care insurance policies included with Other Businesses as discussed in Note 17 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. Year-over-year comparisons of diluted earnings per common share are favorably impacted by a lower number of shares used to compute diluted earnings per common share in 2013 reflecting the impact of share repurchases.

Premiums Revenue

Consolidated premiums increased $1.8 billion, or 4.9%, from 2012 to $38.8 billion for 2013 primarily due to increases in both Retail and Employer Group segment premiums mainly driven by higher average individual and group Medicare Advantage membership, partially offset by the impact of sequestration which became effective April 1, 2013 as well as a decline in premiums for Other Businesses. The decline in premiums for Other Businesses primarily reflects the transition to the current TRICARE South Region contract effective April 1, 2012, and the termination of the Puerto Rico Medicaid contracts effective September 30, 2013. As discussed in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, on April 1, 2012, we began delivering services under the current TRICARE South Region contract that the DHA awarded to us on February 25, 2011. We account for revenues under the current contract net of estimated healthcare costs similar to an administrative services fee only agreement, and as such there are no premiums recognized under the current contract. Our previous contract was accounted for similar to our fully-insured products and as such we recognized premiums under the previous contract. Average membership is calculated by summing the ending membership for each month in a period and dividing the result by the number of months in a period. Premiums revenue reflects changes in membership and average per member premiums. Items impacting average per member premiums include changes in premium rates as well as changes in the geographic mix of membership, the mix of product offerings, and the mix of benefit plans selected by our membership.

Services Revenue

Consolidated services revenue increased $383 million, or 22.2%, from 2012 to $2.1 billion for 2013 primarily due to an increase in services revenue in our Healthcare Services segment and an increase in services revenue for our Other Businesses due to the transition to the current TRICARE South Region contract on April 1, 2012. The increase in services revenue in our Healthcare Services segment primarily resulted from the acquisitions of Metropolitan on December 21, 2012 and SeniorBridge on July 6, 2012, and growth in our provider services operations.

Investment Income

Investment income totaled $375 million for 2013, a decrease of $16 million from 2012, as higher average invested balances were more than offset by lower interest rates and lower net realized capital gains year-over-year.

Benefits Expense

Consolidated benefits expense was $32.6 billion for 2013, an increase of $1.6 billion, or 5.1%, from 2012 primarily due to a year-over-year increase in the Retail and Employer Group segments benefits expense, mainly driven by an increase in the average number of Medicare members, partially offset by a decrease in benefits expense for Other Businesses in 2013. The decrease in benefits expense for Other Businesses primarily was due to the transition to the current administrative services only TRICARE South Region contract on April 1, 2012 and the termination of the Puerto Rico Medicaid contracts effective September 30, 2013. We do not record benefits expense under the current TRICARE South Region contract. Our previous contract was accounted for similar to our fully-insured products and as such we recorded benefits expense under the previous contract. Retail segment benefits expense increased $1.9 billion, or 8.9%, from 2012 to 2013 primarily due to membership growth. As more fully described herein under the section entitled “Benefits Expense Recognition”, actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $474 million in 2013 and $257 million in 2012. These increases in favorable medical claims reserve development primarily resulted from claims trend for the prior year ultimately developing more favorably than originally expected across most of our major business lines and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope.

The consolidated benefit ratio for 2013 was 83.9%, an increase of 20 basis points from 2012 primarily due to reserve strengthening associated with our closed-block of long-term care insurance policies included with Other Businesses as discussed above, partially offset by the increase in favorable prior-year medical claims reserve development of $217 million from 2012 to 2013.

Operating Costs

Our segments incur both direct and shared indirect operating costs. We allocate the indirect costs shared by the segments primarily as a function of revenues. As a result, the profitability of each segment is interdependent.

Consolidated operating costs increased $525 million, or 9.0%, in 2013 compared to 2012 primarily due to an increase in operating costs in our Retail and Healthcare Services segments. The increase in the Retail segment primarily reflects investment spending for exchanges under the Health Care Reform Law and new state-based contracts as well as increased marketing spending for Medicare.

The consolidated operating cost ratio for 2013 was 15.5%, increasing 40 basis points from 2012. The impact of the current TRICARE South Region contract being accounted for as an administrative services fee only arrangement beginning April 1, 2012 was partially offset by improved operating leverage in our Retail and Employer Group segments.

Depreciation and Amortization

Depreciation and amortization for 2013 totaled $333 million, an increase of $38 million, or 12.9%, from 2012 primarily due to capital expenditures and depreciation and amortization associated with 2012 and 2013 acquisitions.

Interest Expense

Interest expense was $140 million for 2013 compared to $105 million for 2012, an increase of $35 million, or 33.3%. In December 2012, we issued $600 million of 3.15% senior notes due December 1, 2022 and $400 million of 4.625% senior notes due December 1, 2042.

Income Taxes

Our effective tax rate during 2013 was 35.9% compared to the effective tax rate of 36.1% in 2012. We expect our effective income tax rate to increase significantly in 2014 to approximately 45% to 47% due to the non-deductible health insurance industry fee levied on the insurance industry beginning in 2014. See Note 10 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for a complete reconciliation of the federal statutory rate to the effective tax rate.

Retail Segment

			Change
	2013	2012	Members	Percentage
Membership:
Medical membership:
Individual Medicare Advantage	2,068,700	1,927,600	141,100	7.3%
Medicare stand-alone PDP	3,271,700	3,052,700	219,000	7.2%

Total Retail Medicare	5,340,400	4,980,300	360,100	7.2%
Individual commercial	600,100	521,400	78,700	15.1%
State-based Medicaid	85,500	52,100	33,400	64.1%

Total Retail medical members	6,026,000	5,553,800	472,200	8.5%

Individual specialty membership (a)	1,042,500	948,700	93,800	9.9%

(a)	Specialty products include dental, vision, and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2013	2012	Dollars	Percentage
		(in millions)
Premiums and Services Revenue:
Premiums:
Individual Medicare Advantage	$22,481	$20,788	$1,693	8.1%
Medicare stand-alone PDP	3,025	2,853	172	6.0%

Total Retail Medicare	25,506	23,641	1,865	7.9%
Individual commercial	1,160	1,004	156	15.5%
State-based Medicaid	328	185	143	77.3%
Individual specialty	210	171	39	22.8%

Total premiums	27,204	25,001	2,203	8.8%

Services	16	24	(8)	(33.3)%

Total premiums and services revenue	$27,220	$25,025	$2,195	8.8%

Income before income taxes	$1,283	$1,161	$122	10.5%
Benefit ratio	84.2%	84.2%		0.0%
Operating cost ratio	10.9%	11.1%		(0.2)%

Pretax Results

•	Retail segment pretax income was $1.3 billion in 2013, an increase of $122 million, or 10.5%, compared to 2012 primarily reflecting improved operating performance over the prior year. The improved operating performance primarily was driven by membership growth as well as a decrease in the operating cost ratio.

Enrollment

•	Individual Medicare Advantage membership increased 141,100 members, or 7.3%, from December 31, 2012 to December 31, 2013 reflecting net membership additions for the 2013 enrollment season and sales to newly-eligible Medicare beneficiaries throughout the year. Effective January 1, 2013, we divested approximately 12,600 members acquired with Arcadian Management Services, Inc. in accordance with our previously disclosed agreement with the United States Department of Justice.

•	Medicare stand-alone PDP membership increased 219,000 members, or 7.2%, from December 31, 2012 to December 31, 2013 reflecting net membership additions, primarily for our Humana-Walmart plan offering, for the 2013 enrollment season.

•	Individual commercial medical membership increased 78,700 members, or 15.1%, from December 31, 2012 to December 31, 2013 primarily reflecting net new sales in 2013. On October 1, 2013, the initial open enrollment period began for plans effective January 1, 2014 offered through federally facilitated, federal-state partnerships or state-based exchanges for individuals and small employers (with up to 100 employees), including certain metropolitan areas in the 14 states where Humana has public exchange offerings.

•	State-based Medicaid membership increased 33,400 members, or 64.1%, from December 31, 2012 to December 31, 2013, primarily driven by the addition of our Kentucky Medicaid contract and Florida Long-Term Support Services contracts, including American Eldercare.

•	Individual specialty membership increased 93,800 members, or 9.9%, from December 31, 2012 to December 31, 2013 primarily driven by increased membership in dental and vision offerings.

Premiums revenue

•	Retail segment premiums increased $2.2 billion, or 8.8%, from 2012 to 2013 primarily due to a 7.6% increase in average individual Medicare Advantage membership in 2013. Individual Medicare Advantage per member premiums increased approximately 0.5% in 2013 compared to 2012, primarily reflecting the impact of sequestration which became effective on April 1, 2013.

Benefits expense

•	The Retail segment benefit ratio of 84.2% for 2013 was comparable to that of 2012. The Retail segment’s benefits expense for 2013 included the beneficial effect of $347 million in favorable prior-year medical claims reserve development versus $192 million in 2012. This increase in favorable prior-year medical claims reserve development primarily was driven by claims trend for the prior year ultimately developing more favorably than originally expected and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope. This favorable prior-year medical claims reserve development decreased the Retail segment benefit ratio by approximately 130 basis points in 2013 versus approximately 80 basis points in 2012.

Operating costs

•	The Retail segment operating cost ratio of 10.9% for 2013 decreased 20 basis points from 2012. This decrease reflects scale efficiencies associated with servicing higher year-over-year membership together with our continued focus on operating cost efficiencies, partially offset by investment spending for exchanges under the Health Care Reform Law and new state-based contracts as well as increased Medicare marketing spending.

Employer Group Segment

			Change
	2013	2012	Members	Percentage
Membership:
Medical membership:
Fully-insured commercial group	1,237,000	1,211,800	25,200	2.1%
ASO	1,162,800	1,237,700	(74,900)	(6.1)%
Group Medicare Advantage	429,100	370,800	58,300	15.7%
Medicare Advantage ASO	0	27,700	(27,700)	(100.0)%

Total group Medicare Advantage	429,100	398,500	30,600	7.7%

Group Medicare stand-alone PDP	4,200	4,400	(200)	(4.5)%

Total group Medicare	433,300	402,900	30,400	7.5%

Total group medical members	2,833,100	2,852,400	(19,300)	(0.7)%

Group specialty membership (a)	6,780,800	7,136,200	(355,400)	(5.0)%

(a)	Specialty products include dental, vision, and other supplemental health and voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2013	2012	Dollars	Percentage
		(in millions)
Premiums and Services Revenue:
Premiums:
Fully-insured commercial group	$5,117	$4,996	$121	2.4%
Group Medicare Advantage	4,710	4,064	646	15.9%
Group Medicare stand-alone PDP	8	8	0	0.0%

Total group Medicare	4,718	4,072	646	15.9%
Group specialty	1,095	1,070	25	2.3%

Total premiums	10,930	10,138	792	7.8%

Services	359	371	(12)	(3.2)%

Total premiums and services revenue	$11,289	$10,509	$780	7.4%

Income before income taxes	$350	$312	$38	12.2%
Benefit ratio	83.5%	83.6%		(0.1)%
Operating cost ratio	15.9%	16.2%		(0.3)%

Pretax Results

•	Employer Group segment pretax income increased $38 million, or 12.2%, to $350 million in 2013 reflecting improved operating performance primarily due to group Medicare Advantage membership growth and lower benefit and operating cost ratios, as described below.

Enrollment

•	Fully-insured commercial group medical membership increased 25,200 members, or 2.1% from December 31, 2012 as higher small group business membership was partially offset by lower membership in large group accounts. Approximately 61% of our fully-insured commercial group medical membership was in small group accounts at December 31, 2013 compared to 59% at December 31, 2012.

•	Fully-insured group Medicare Advantage membership increased 58,300 members, or 15.7%, from December 31, 2012 to December 31, 2013 primarily due to the January 2013 addition of a new large group retirement account.

•	Effective January 1, 2013 we lost our sole group Medicare Advantage ASO account which had 27,700 members at December 31, 2012.

•	Group ASO commercial medical membership decreased 74,900 members, or 6.1%, from December 31, 2012 to December 31, 2013 primarily due to continued pricing discipline in a highly competitive environment for self-funded accounts.

•	Group specialty membership decreased 355,400 members, or 5.0%, from December 31, 2012 to December 31, 2013 primarily due to a decline in vision membership related to our planned discontinuance of certain unprofitable product distribution partnerships.

Premiums revenue

•	Employer Group segment premiums increased $792 million, or 7.8%, from 2012 to 2013 primarily due to higher average group Medicare Advantage medical membership.

Benefits expense

•	The Employer Group segment benefit ratio decreased 10 basis points from 83.6% in 2012 to 83.5% in 2013 primarily due to higher favorable prior-year medical claims reserve development, partially offset by growth in our group Medicare Advantage products which generally carry a higher benefit ratio than our fully-insured commercial group products. The Employer Group segment’s benefits expense included the beneficial effect of $128 million in favorable prior-year medical claims reserve development versus $48 million in 2012. The increase in favorable prior-year medical claims reserve development from 2012 to 2013 primarily was driven by claims trend for the prior year ultimately developing more favorably than originally expected and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope. This favorable prior-year medical claims reserve development decreased the Employer Group segment benefit ratio by approximately 120 basis points in 2013 versus approximately 50 basis points in 2012.

Operating costs

•	The Employer Group segment operating cost ratio of 15.9% decreased 30 basis points from 2012. This decrease primarily reflects continued savings as a result of our operating cost reduction initiatives and growth in our group Medicare Advantage products which generally carry a lower operating cost ratio than our fully-insured commercial group products, partially offset by investment spending in technology capabilities.

Healthcare Services Segment

			Change
	2013	2012	Dollars	Percentage
		(in millions)
Revenues:
Services:
Provider services	$1,125	$966	$159	16.5%
Home based services	94	40	54	135.0%
Pharmacy solutions	59	16	43	268.8%
Integrated behavioral health services	2	1	1	100.0%

Total services revenues	1,280	1,023	257	25.1%

Intersegment revenues:
Pharmacy solutions	13,079	11,352	1,727	15.2%
Provider services	1,080	370	710	191.9%
Home based services	326	167	159	95.2%
Integrated behavioral health services	126	133	(7)	(5.3)%

Total intersegment revenues	14,611	12,022	2,589	21.5%

Total services and intersegment revenues	$15,891	$13,045	$2,846	21.8%

Income before income taxes	$521	$428	$93	21.7%
Operating cost ratio	95.8%	96.1%		(0.3)%

Pretax results

•	Healthcare Services segment pretax income of $521 million for 2013 increased $93 million from 2012 as revenue growth and the pretax income contribution from our home based services and pharmacy solutions businesses, as well as the acquisition of Metropolitan, were partially offset by previously-planned investment spending associated with the integration and build-out of provider practices. The growth in pretax income associated with our home based services business reflects the increase in home health services provided to our Medicare Advantage members.

Script Volume

•	Humana Pharmacy Solutions® script volumes for the Retail and Employer Group segment membership increased to approximately 274 million in 2013, up 15% versus scripts of approximately 238 million in 2012. The increase primarily reflects growth associated with higher average medical membership for 2013 than in 2012.

Services revenue

•	Services revenue increased $257 million, or 25.1% from 2012 to $1.3 billion for 2013 primarily due to the acquisitions of Metropolitan and SeniorBridge as well as growth in our provider services operations.

Intersegment revenues

•	Intersegment revenues increased $2.6 billion, or 21.5%, from 2012 to $14.6 billion for 2013 primarily due to growth in our pharmacy solutions business as it serves our growing membership, particularly Medicare stand-alone PDP, and the acquisition of Metropolitan in the fourth quarter of 2012.

Operating costs

•	The Healthcare Services segment operating cost ratio of 95.8% for 2013 decreased 30 basis points from 96.1% for 2012 primarily due to scale efficiencies associated with growth in our pharmacy solutions business.

Other Businesses

Our Other Businesses pretax loss of $193 million for 2013 compared to a pretax loss of $18 million for 2012. The pretax losses in 2013 and 2012 included net expense of $243 million and $29 million, respectively, for reserve strengthening for our closed-block of long-term care insurance policies further discussed in Note 17 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. In addition, 2013 reflects the loss of our Medicaid contracts in Puerto Rico effective September 30, 2013 offset by the beneficial effect of a favorable settlement of contract claims with the DoD primarily associated with litigation settled in 2012.

Comparison of Results of Operations for 2012 and 2011

Certain financial data on a consolidated basis and for our segments was as follows for the years ended December 31, 2012 and 2011:

Consolidated			Change
	2012	2011	Dollars	Percentage
	(dollars in millions, except per common share results)
Revenues:
Premiums:
Retail	$25,001	$21,831	$3,170	14.5%
Employer Group	10,138	8,877	1,261	14.2%
Other Businesses	1,870	4,398	(2,528)	(57.5)%

Total premiums	37,009	35,106	1,903	5.4%

Services:
Retail	24	16	8	50.0%
Employer Group	371	357	14	3.9%
Healthcare Services	1,023	902	121	13.4%
Other Businesses	308	85	223	262.4%

Total services	1,726	1,360	366	26.9%

Investment income	391	366	25	6.8%

Total revenues	39,126	36,832	2,294	6.2%

Operating expenses:
Benefits	30,985	28,823	2,162	7.5%
Operating costs	5,830	5,395	435	8.1%
Depreciation and amortization	295	270	25	9.3%

Total operating expenses	37,110	34,488	2,622	7.6%

Income from operations	2,016	2,344	(328)	(14.0)%
Interest expense	105	109	(4)	(3.7)%

Income before income taxes	1,911	2,235	(324)	(14.5)%
Provision for income taxes	689	816	(127)	(15.6)%

Net income	$1,222	$1,419	$(197)	(13.9)%

Diluted earnings per common share	$7.47	$8.46	$(0.99)	(11.7)%

Benefit ratio (a)	83.7%	82.1%		1.6%
Operating cost ratio (b)	15.1%	14.8%		0.3%
Effective tax rate	36.1%	36.5%		(0.4)%

(a)	Represents total benefits expense as a percentage of premiums revenue.
(b)	Represents total operating costs as a percentage of total revenues less investment income.

Summary

Net income was $1.2 billion, or $7.47 per diluted common share, in 2012 compared to $1.4 billion, or $8.46 per diluted common share, in 2011 primarily due to lower operating results in the Retail segment, partially offset by improved operating performance in the Employer Group and Healthcare Services segments. During 2012, we experienced a significant increase in the Retail segment benefit ratio primarily associated with our individual Medicare Advantage products primarily due to a planned increase in the target benefit ratio associated with positioning for the Health Care Reform Law funding changes and minimum benefit ratio requirements and a higher benefit ratio experienced on new membership than the assumptions used in our 2012 Medicare bids. Our diluted earnings per common share for 2012 included $0.18 per diluted common share for benefits expense related to the settlement of a litigation matter associated with our military services business, as well as $0.11 per diluted common share for benefits expense associated with reserve strengthening associated with our closed block of long-term care insurance policies in our Other Businesses as discussed in Note 17 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Premiums Revenue

Consolidated premiums increased $1.9 billion, or 5.4%, from 2011 to $37.0 billion for 2012 primarily due to increases in both Retail and Employer Group segment premiums mainly driven by higher average individual and group Medicare Advantage membership, partially offset by lower premiums for our Other Businesses due to the transition to the current TRICARE South Region contract. As discussed previously, on April 1, 2012, we began delivering services under the current TRICARE South Region contract that the TMA awarded to us on February 25, 2011. We account for revenues under the current contract net of estimated healthcare costs similar to an administrative services fee only agreement, and as such there are no premiums recognized under the current contract. Our previous contract was accounted for similar to our fully-insured products and as such we recognized premiums under the previous contract.

Services Revenue

Consolidated services revenue increased $366 million, or 26.9%, from 2011 to $1.7 billion for 2012, primarily due to an increase in services revenue for our Other Businesses due to the transition to the current TRICARE South Region contract on April 1, 2012, and an increase in services revenue in our Healthcare Services segment from growth in our Concentra operations and the acquisition of SeniorBridge on July 6, 2012.

Investment Income

Investment income totaled $391 million for 2012, an increase of $25 million from 2011, primarily reflecting net capital gains realized in 2012 as a result of ordinary portfolio management during the year.

Benefits Expense

Consolidated benefits expense was $31.0 billion for 2012, an increase of $2.2 billion, or 7.5%, from 2011 primarily due to a year-over-year increase in Retail and Employer Group segment benefits expense in 2012, mainly driven by an increase in the average number of Medicare members, partially offset by a decrease in benefits expense for Other Businesses primarily due to the transition to the current administrative services only TRICARE South Region contract on April 1, 2012. We do not record benefits expense under the current contract. Our previous contract was accounted for similar to our fully-insured products and as such we recorded benefits expense under the previous contract. Retail segment benefits expense increased $3.3 billion, or 18.5%, from 2011 to 2012 and Employer Group segment benefits expense increased $1.2 billion, or 15.8%, from 2011 to 2012. We experienced favorable medical claims reserve development related to prior fiscal years of $257 million in 2012 and $372 million in 2011.

The consolidated benefit ratio for 2012 was 83.7%, increasing 160 basis points from the 2011 benefit ratio of 82.1%, primarily driven by increases in both the Retail and Employer Group segments benefit ratios as described further in our segment results discussion that follows. The $115 million decline in favorable prior-period medical claims reserve development from 2011 to 2012 negatively impacted year-over-year comparisons of the benefit ratio.

Operating Costs

Our segments incur both direct and shared indirect operating costs. We allocate the indirect costs shared by the segments primarily as a function of revenues. As a result, the profitability of each segment is interdependent.

Consolidated operating costs increased $435 million, or 8.1%, during 2012 compared to 2011, primarily due an increase in operating costs in our Retail Segment as a result of Medicare Advantage growth.

The consolidated operating cost ratio for 2012 was 15.1%, increasing 30 basis points from the 2011 operating cost ratio of 14.8% as the impact of the current TRICARE South Region contract being accounted for as an administrative services fee only arrangement was partially offset by improved operating leverage.

Depreciation and Amortization

Depreciation and amortization for 2012 totaled $295 million, an increase of $25 million, or 9.3%, from 2011, primarily reflecting depreciation and amortization expense associated with the acquisitions of Anvita in the fourth quarter of 2011, Arcadian in the first quarter of 2012, SeniorBridge in the third quarter of 2012, and other health and wellness businesses during 2012.

Interest Expense

Interest expense was $105 million for 2012, compared to $109 million for 2011, a decrease of $4 million, or 3.7%. In March 2012, we repaid $36 million of junior subordinated debt that carried a higher interest rate than our senior notes. In December 2012, we issued $600 million of 3.15% senior notes due December 1, 2022 and $400 million of 4.625% senior notes due December 1, 2042.

Income Taxes

Our effective tax rate during 2012 was 36.1% compared to the effective tax rate of 36.5% in 2011. See Note 10 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for a complete reconciliation of the federal statutory rate to the effective tax rate.

Retail Segment

			Change
	2012	2011	Members	Percentage
Membership:
Medical membership:
Individual Medicare Advantage	1,927,600	1,640,300	287,300	17.5%
Medicare stand-alone PDP	3,052,700	2,613,800	438,900	16.8%

Total Retail Medicare	4,980,300	4,254,100	726,200	17.1%
Individual commercial	521,400	493,200	28,200	5.7%
State-based Medicaid	52,100	47,600	4,500	9.5%

Total Retail medical members	5,553,800	4,794,900	758,900	15.8%

Individual specialty membership (a)	948,700	782,500	166,200	21.2%

(a)	Specialty products include dental, vision, and other supplemental health and financial protection products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2012	2011	Dollars	Percentage
		(in millions)
Premiums and Services Revenue:
Premiums:
Individual Medicare Advantage	$20,788	$18,100	$2,688	14.9%
Individual Medicare stand-alone PDP	2,853	2,570	283	11.0%

Total individual Medicare	23,641	20,670	2,971	14.4%
Individual commercial	1,004	861	143	16.6%
State-based Medicaid	185	176	9	5.1%
Individual specialty	171	124	47	37.9%

Total premiums	25,001	21,831	3,170	14.5%

Services	24	16	8	50.0%

Total premiums and services revenue	$25,025	$21,847	$3,178	14.5%

Income before income taxes	$1,161	$1,630	$(469)	(28.8)%
Benefit ratio	84.2%	81.3%		2.9%
Operating cost ratio	11.1%	11.1%		0.0%

Pretax Results

•	Retail segment pretax income was $1.2 billion in 2012, a decrease of $469 million, or 28.8%, from $1.6 billion in 2011, primarily driven by a year-over-year increase in the benefit ratio as described below.

Enrollment

•	Individual Medicare Advantage membership increased 287,300 members, or 17.5%, from December 31, 2011 to December 31, 2012 primarily due to the 2012 enrollment season, as well as age-in enrollment throughout the year. We acquired approximately 62,600 members with Arcadian effective March 31, 2012. As discussed previously, we divested approximately 12,600 members acquired with Arcadian effective January 1, 2013 in accordance with our agreement with the United States Department of Justice.

•	Individual Medicare stand-alone PDP membership increased 438,900 members, or 16.8%, from December 31, 2011 to December 31, 2012 primarily from higher gross sales during the 2012 enrollment season, particularly for our Humana-Walmart plan offering, supplemented by dual-eligible and age-in enrollments throughout the year.

•	Individual specialty membership increased 166,200, or 21.2%, from December 31, 2011 to December 31, 2012 primarily driven by increased membership in dental offerings.

Premiums revenue

•	Retail segment premiums increased $3.2 billion, or 14.5%, from 2011 to 2012 primarily due to a 17.6% increase in average individual Medicare Advantage membership. Individual Medicare Advantage per member premiums decreased approximately 2% in 2012 compared to 2011, primarily driven by a higher percentage of members that aged-in that generally carry a lower risk score than other members and accordingly a lower premium per member as well as lower per member premiums for members acquired in connection with the Arcadian acquisition effective March 31, 2012. Individual Medicare stand-alone PDP premiums revenue increased $283 million, or 11.0%, in 2012 compared to 2011 primarily due to an 18.9% increase in average individual PDP membership, partially offset by a decrease in individual Medicare stand-alone PDP per member premiums. This was primarily a result of sales of our Humana-Walmart plan.

Benefits expense

•	The Retail segment benefit ratio increased 290 basis points from 81.3% in 2011 to 84.2% in 2012. During 2012, we experienced a significant increase in the benefit ratio for our individual Medicare Advantage products primarily due to a planned increase in the target benefit ratio associated with positioning for the Health Care Reform Law funding changes and minimum benefit ratio requirements, a higher benefit ratio experienced on new membership than the assumptions used in our 2012 Medicare bids, and increased outpatient utilization for both new and existing members. In addition, year-over-year comparisons of the benefit ratio were negatively impacted by lower favorable prior-period medical claims reserve development in 2012 than in 2011 and a year-over-year increase in clinicians and other health care quality expenditures given our continuing growth in membership. The Retail segment’s pretax income for 2012 included the beneficial effect of $192 million in favorable prior-period medical claims reserve development versus $245 million in 2011. This favorable prior-period medical claims reserve development decreased the Retail segment benefit ratio by approximately 80 basis points in 2012 versus approximately 110 basis points in 2011.

Operating costs

•	The Retail segment operating cost ratio of 11.1% for 2012 was comparable of that for 2011 primarily due to scale efficiencies associated with servicing higher year-over-year membership together with our continued focus on operating cost efficiencies, partially offset by higher year-over-year clinical, provider, and technological infrastructure spending.

Employer Group Segment

			Change
	2012	2011	Members	Percentage
Membership:
Medical membership:
Fully-insured commercial group	1,211,800	1,180,200	31,600	2.7%
ASO	1,237,700	1,292,300	(54,600)	(4.2)%
Group Medicare Advantage	370,800	290,600	80,200	27.6%
Medicare Advantage ASO	27,700	27,600	100	0.4%

Total group Medicare Advantage	398,500	318,200	80,300	25.2%

Group Medicare stand-alone PDP	4,400	4,200	200	4.8%

Total group Medicare	402,900	322,400	80,500	25.0%

Total group medical members	2,852,400	2,794,900	57,500	2.1%

Group specialty membership (a)	7,136,200	6,532,600	603,600	9.2%

(a)	Specialty products include dental, vision, and other supplemental health and voluntary benefit products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products.

			Change
	2012	2011	Dollars	Percentage
		(in millions)
Premiums and Services Revenue:
Premiums:
Fully-insured commercial group	$4,996	$4,782	$214	4.5%
Group Medicare Advantage	4,064	3,152	912	28.9%
Group Medicare stand-alone PDP	8	8	0	0.0%

Total group Medicare	4,072	3,160	912	28.9%
Group specialty	1,070	935	135	14.4%

Total premiums	10,138	8,877	1,261	14.2%

Services	371	357	14	3.9%

Total premiums and services revenue	$10,509	$9,234	$1,275	13.8%

Income before income taxes	$312	$253	$59	23.3%
Benefit ratio	83.6%	82.4%		1.2%
Operating cost ratio	16.2%	17.7%		(1.5)%

Pretax Results

•	Employer Group segment pretax income increased $59 million, or 23.3%, to $312 million in 2012 primarily due to improvement in the operating cost ratio partially offset by an increase in the benefit ratio as described below.

Enrollment

•	Fully-insured commercial group medical membership increased 31,600 members, or 2.7%, from December 31, 2011 to December 31, 2012 primarily due to growth in small group membership partially offset by declines in large group business. Approximately 59% of our fully-insured commercial group medical membership was in small group accounts at December 31, 2012 compared to 56% at December 31, 2011.

•	Fully-insured group Medicare Advantage membership increased 80,200 members, or 27.6%, from December 31, 2011 to December 31, 2012 primarily due to the January 2012 addition of a new large group retiree account.

•	Group ASO commercial medical membership decreased 54,600 members, or 4.2%, from December 31, 2011 to December 31, 2012 primarily due to continued pricing discipline in a highly competitive environment for self-funded accounts.

•	Group specialty membership increased 603,600 members, or 9.2%, from December 31, 2011 to December 31, 2012 primarily due to increased cross-selling of our specialty products to our medical membership and growth in stand-alone specialty product sales.

Premiums revenue

•	Employer Group segment premiums increased by $1.3 billion, or 14.2%, from 2011 to $10.1 billion for 2012 primarily due to higher average group Medicare Advantage and fully-insured commercial group medical membership. In addition, 2012 included the beneficial effect of approximately $25 million associated with revising estimates regarding calculations of 2011 premium rebates payable associated with minimum benefit ratios required under the Health Care Reform Law. This change in estimate was attributable to the refinement of the state-level calculations based on the run out of claims during 2012.

Benefits expense

•	The Employer Group segment benefit ratio of 83.6% for 2012 increased 120 basis points from 82.4% in 2011 primarily due to higher membership in our group Medicare Advantage products which generally carry a higher benefit ratio than our fully-insured commercial group products. In addition, year-over-year comparisons of the benefit ratio were negatively impacted by lower favorable prior-period medical claims reserve development in 2012 than in 2011. These increases were partially offset by the beneficial effect on the benefit ratio in 2012 of a reduction in prior-year premium rebate estimates discussed above. Fully-insured group Medicare Advantage members represented 13.0% of total Employer Group segment medical membership at December 31, 2012 compared to 10.4% at December 31, 2011. The Employer Group segment’s pretax income for 2012 included the beneficial effect of $48 million in favorable prior-period medical claims reserve development versus $114 million in 2011. This favorable prior-period medical claims reserve development decreased the Employer Group segment benefit ratio by approximately 50 basis points in 2012 versus approximately 130 basis points in 2011.

Operating costs

•	The Employer Group segment operating cost ratio of 16.2% for 2012 improved 150 basis points from 17.7% for 2011 primarily reflecting growth in our group Medicare Advantage products which generally carry a lower operating cost ratio than our fully-insured commercial group products and continued savings as a result of our operating cost reduction initiatives.

Healthcare Services Segment

			Change
	2012	2011	Dollars	Percentage
		(in millions)
Revenues:
Services:
Provider services	$966	$879	$87	9.9%
Home based services	40	0	40	100.0%
Pharmacy solutions	16	11	5	45.5%
Integrated behavioral health services	1	12	(11)	(91.7)%

Total services revenues	1,023	902	121	13.4%

Intersegment revenues:
Pharmacy solutions	11,352	9,886	1,466	14.8%
Provider services	370	329	41	12.5%
Home based services	167	84	83	98.8%
Integrated behavioral health services	133	171	(38)	(22.2)%

Total intersegment revenues	12,022	10,470	1,552	14.8%

Total services and intersegment revenues	$13,045	$11,372	$1,673	14.7%

Income before income taxes	$428	$342	$86	25.1%
Operating cost ratio	96.1%	96.3%		(0.2)%

Pretax results

•	Healthcare Services segment pretax income increased $86 million, or 25.1%, from 2011 to $428 million in 2012 primarily due to growth in our pharmacy solutions business, including higher utilization of our mail-order pharmacy by our members.

Script Volume

•	Humana Pharmacy Solutions® script volumes for the Retail and Employer Group segment membership increased to approximately 238 million in 2012, up approximately 15.5% versus scripts of approximately 206 million in 2011. The year-over-year increase primarily reflects growth associated with higher average medical membership together with an increase in mail order penetration for our Retail segment medical membership in 2012 than in 2011.

Services revenue

•	Provider services revenue increased $87 million from 2011 to $966 million in 2012 primarily due to growth in our Concentra operations and the acquisition of SeniorBridge in July 2012.

Intersegment revenues

•	Intersegment revenues increased $1.6 billion, or 14.8%, from 2011 to $12.0 billion for 2012 primarily due to growth in our pharmacy solutions business, including our mail-order pharmacy, as it serves our growing membership, particularly Medicare stand-alone PDP.

Operating costs

•	The Healthcare Services segment operating cost ratio improved 20 basis points from 2011 to 96.1% for 2012 reflecting scale efficiencies associated with growth in our pharmacy solutions business, including higher script volumes in our mail-order pharmacy business.

Other Businesses

Pretax loss for our Other Businesses of $18 million for 2012 compared to pretax income of $41 million for 2011. The year-over-year decline primarily reflects the combined effect of costs in connection with a litigation settlement associated with our military services business in 2012, reserve strengthening for our closed block of long-term care insurance policies in 2012, and a change in profitability under the current TRICARE South Region contract in connection with our bid strategy.

Liquidity

Our primary sources of cash include receipts of premiums, services revenue, and investment and other income, as well as proceeds from the sale or maturity of our investment securities and borrowings. Our primary uses of cash include disbursements for claims payments, operating costs, interest on borrowings, taxes, purchases of investment securities, acquisitions, capital expenditures, repayments on borrowings, dividends, and share repurchases. Because premiums generally are collected in advance of claim payments by a period of up to several months, our business normally should produce positive cash flows during periods of increasing premiums and enrollment. Conversely, cash flows would be negatively impacted during periods of decreasing premiums and enrollment. From period to period, our cash flows may also be affected by the timing of working capital items. The use of operating cash flows may be limited by regulatory requirements which require, among other items, that our regulated subsidiaries maintain minimum levels of capital and seek approval before paying dividends from the subsidiaries to the parent. Our use of operating cash flows derived from our non-insurance subsidiaries, such as in our Healthcare Services segment, is generally not restricted by Departments of Insurance.

For 2014, the effect of the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law will impact the timing of our operating cash flows, as we expect to build a receivable in 2014 that will be collected in 2015. It is reasonably possible that the receivable could be material to our operating cash flow in 2014. In 2014, we expect our operating cash flows to decline from 2013. Any amounts receivable or payable associated with these risk limiting programs should not have a significant impact on subsidiary capital and surplus.

For additional information on our liquidity risk, please refer to Item 1A. Risk Factors in this report.

Cash and cash equivalents decreased to $1.1 billion at December 31, 2013 from $1.3 billion at December 31, 2012. The change in cash and cash equivalents for the years ended December 31, 2013, 2012 and 2011 is summarized as follows:

	2013	2012	2011
	(in millions)
Net cash provided by operating activities	$1,716	$1,923	$2,079
Net cash used in investing activities	(1,182)	(1,965)	(1,358)
Net cash used in financing activities	(702)	(29)	(1,017)

Decrease in cash and cash equivalents	$(168)	$(71)	$(296)

Cash Flow from Operating Activities

The change in operating cash flows over the three year period primarily results from the corresponding change in earnings, enrollment activity, and the timing of working capital items as discussed below. Cash flows were positively impacted by annual Medicare enrollment gains because premiums generally are collected in advance of claim payments by a period of up to several months. In addition, 2013 operating cash flows were impacted by increased marketing and distribution costs associated with higher sales during the annual election period for Medicare beneficiaries for 2014, investment spending for new state-based contracts and exchanges under the Health Care Reform Law, and higher Medicare Part D risk corridor payments related to settlements for prior years, including $158 million related to the 2011 contract year.

Comparisons of our operating cash flows also are impacted by other changes in our working capital. The most significant drivers of changes in our working capital are typically the timing of receipts for premiums and payments of benefits expense. We illustrate these changes with the following summaries of receivables and benefits payable.

The detail of total net receivables was as follows at December 31, 2013, 2012 and 2011:

				Change
	2013	2012	2011	2013	2012	2011
	(in millions)
Medicare	$576	$422	$336	$154	$86	$120
Commercial and other	405	346	315	59	31	(53)
Military services	87	59	468	28	(409)	41
Allowance for doubtful accounts	(118)	(94)	(85)	(24)	(9)	(33)

Total net receivables	$950	$733	$1,034	217	(301)	75

Reconciliation to cash flow statement:
Provision for doubtful accounts				37	26	31
Receivables from acquisition				(3)	(51)	0

Change in receivables per cash flow statement resulting in cash from operations				$251	$(326)	$106

Medicare receivables are impacted by revenue growth associated with growth in individual and group Medicare membership and the timing of accruals and related collections associated with the CMS risk-adjustment model.

Military services receivables at December 31, 2013 and 2012 primarily consist of administrative services only fees owed from the federal government for administrative services provided under our current TRICARE South Region contract. Military services receivables at December 31, 2011 primarily consisted of estimated claims owed from the federal government for health care services provided to beneficiaries and underwriting fees under our previous TRICARE South Region contract. The $409 million decrease in military services receivables from December 31, 2011 to December 31, 2012 primarily resulted from the transition to our current TRICARE South Region contract which we account for similar to an administrative services fee only agreement. As such, beginning April 1, 2012, payments of the federal government’s claims and related reimbursements for the current TRICARE South Region contract are classified with receipts (withdrawals) from contract deposits as a financing item in our consolidated statements of cash flows.

The increases in commercial and other receivables as well as the allowance for doubtful accounts in 2013 and 2012 primarily are due to growth in the business. In addition, commercial and other receivables for 2013, 2012, and 2011 include $178 million, $166 million, and $144 million, respectively, of patient services receivables related to Concentra which was acquired in December 2010. Also related to Concentra, the allowance for doubtful accounts increased $33 million from 2010 to 2011 as a result of the requirement to record acquired balances at fair value at the acquisition date. Commercial and other receivables also reflect the timing of reimbursements from the Puerto Rico Health Insurance Administration under our Medicaid contracts that terminated effective September 30, 2013.

As discussed above, we expect receivables to increase in 2014 as a result of the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law effective in 2014.

The detail of benefits payable was as follows at December 31, 2013, 2012 and 2011:

				Change
	2013	2012	2011	2013	2012	2011
	(in millions)
IBNR (1)	$2,586	$2,552	$2,056	$34	$496	$5
Reported claims in process (2)	381	315	376	66	(61)	239
Military services benefits payable (3)	0	4	339	(4)	(335)	84
Other benefits payable (4)	926	908	983	18	(75)	(43)

Total benefits payable	$3,893	$3,779	$3,754	114	25	285

Payables from acquisition				(5)	(66)	(29)

Change in benefits payable per cash flow statement resulting in cash from operations				$109	$(41)	$256

(1)	IBNR represents an estimate of benefits payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR).
(2)	Reported claims in process represents the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to our pharmacy benefit administrator which fluctuate due to bi-weekly payments and the month-end cutoff.
(3)	Military services benefits payable primarily represents the run-out of the claims liability associated with our previous TRICARE South Region contract that expired on March 31, 2012. A corresponding receivable for reimbursement by the federal government is included in the military services receivable in the previous receivables table.
(4)	Other benefits payable include amounts owed to providers under capitated and risk sharing arrangements.

The increase in benefits payable in 2013 primarily was due to an increase in the amount of processed but unpaid claims due to our pharmacy benefit administrator, which fluctuate due to month-end cutoff, and an increase in IBNR, primarily as a result of Medicare Advantage membership growth. The increase in benefits payable in 2012 primarily was due to an increase in IBNR, primarily as a result of Medicare Advantage membership growth, partially offset by a $335 million decrease in the military services benefits payable due to the run-out of claims under the previous TRICARE South Region contract that expired on March 31, 2012, a decrease in amounts owed to providers under capitated and risk sharing arrangements, and a decrease in the amounts due to our pharmacy benefit administrator which fluctuate due to month-end cutoff. Under the current TRICARE South Region contract effective April 1, 2012, the federal government retains the risk of the cost of health benefits and related benefit obligation as further described in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. The increase in benefits payable in 2011 primarily was due to an increase in processed but unpaid claims, including amounts due to our pharmacy benefit administrator, which fluctuate due to month-end cutoff, and an increase in military services benefits payable.

In addition to the timing of receipts for premiums and services fees and payments of benefits expense, other working capital items impacting operating cash flows primarily resulted from the timing of payments for the Medicare Part D risk corridor provisions of our contracts with CMS, changes in the timing of the collection of pharmacy rebates, and the timing of payments for premium rebates associated with minimum benefit ratios required under the Health Care Reform Law. In 2014, our operating cash flows will also be impacted by the timing of payments and receipts associated with the commercial risk adjustment, risk corridor, and reinsurance provisions of the Health Care Reform Law as discussed above.

Cash Flow from Investing Activities

Our ongoing capital expenditures primarily relate to our information technology initiatives, support of services in our provider services operations including medical and administrative facility improvements necessary for activities such as the provision of care to members, claims processing, billing and collections, wellness solutions, care coordination, regulatory compliance and customer service. Total capital expenditures, excluding acquisitions, were $441 million in 2013, $410 million in 2012, and $346 million in 2011. Excluding acquisitions, we expect total capital expenditures in 2014 in a range of approximately $525 million to $575 million primarily reflecting increased spending associated with growth in our provider services and pharmacy businesses in our Healthcare Services segment.

We reinvested a portion of our operating cash flows in investment securities, primarily investment-grade fixed income securities, totaling $592 million in 2013, $320 million in 2012, and $796 million in 2011.

Cash consideration paid for acquisitions, net of cash acquired, was $187 million in 2013, $1.2 billion in 2012, and $226 million in 2011. Cash paid for acquisitions in 2013 primarily related to the American Eldercare and other health and wellness related acquisitions. In 2012, acquisitions included Metropolitan, Arcadian, SeniorBridge and other health and wellness and technology related acquisitions. Acquisitions in 2011 included Anvita and other Retail segment acquisitions.

Cash Flow from Financing Activities

Receipts from CMS associated with Medicare Part D claim subsidies for which we do not assume risk were $155 million less than claims payments during 2013, $341 million less than claims payments during 2012, and $378 million less than claim payments during 2011. Under our current administrative services only TRICARE South Region contract that began April 1, 2012, health care cost payments for which we do not assume risk were less than reimbursements from the federal government by $5 million in 2013 and exceeded reimbursements by $56 million in 2012. See Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for further description.

We repurchased 5.8 million shares for $502 million in 2013, 6.25 million shares for $460 million in 2012, and 6.8 million shares for $492 million in 2011 under share repurchase plans authorized by the Board of Directors. We also acquired common shares in connection with employee stock plans for an aggregate cost of $29 million in 2013, $58 million in 2012, and $49 million in 2011.

As discussed further below, we paid dividends to stockholders of $168 million in 2013, $165 million in 2012, and $82 million in 2011.

In December 2012, we issued $600 million of 3.15% senior notes due December 1, 2022 and $400 million of 4.625% senior notes due December 1, 2042. Our net proceeds, reduced for the discount and cost of the offering, were $990 million. We used the proceeds from the offering primarily to finance the acquisition of Metropolitan, including the retirement of Metropolitan’s indebtedness, and to pay related fees and expenses.

In March 2012, we repaid, without penalty, junior subordinated long-term debt of $36 million.

The remainder of the cash used in or provided by financing activities in 2013, 2012, and 2011 primarily resulted from proceeds from stock option exercises and the change in book overdraft.

Future Sources and Uses of Liquidity

Dividends

The following table provides details of dividend payments in 2011, 2012, and 2013 under our Board approved quarterly cash dividend policy:

Record Date	Payment Date	Amount per Share	Total Amount
			(in millions)
2011 payments
6/30/2011	7/28/2011	$0.25	$41
9/30/2011	10/28/2011	$0.25	$41
2012 payments
12/30/2011	1/31/2012	$0.25	$41
3/30/2012	4/27/2012	$0.25	$41
6/29/2012	7/27/2012	$0.26	$42
9/28/2012	10/26/2012	$0.26	$41
2013 payments
12/31/2012	1/25/2013	$0.26	$42
3/28/2013	4/26/2013	$0.26	$41
6/28/2013	7/26/2013	$0.27	$42
9/30/2013	10/25/2013	$0.27	$42

In October 2013, the Board declared a cash dividend of $0.27 per share that was paid on January 31, 2014 to stockholders of record on December 31, 2013, for an aggregate amount of $42 million. Declaration and payment of future quarterly dividends is at the discretion of the Board and may be adjusted as business needs or market conditions change.

Stock Repurchase Authorization

In April 2013, the Board of Directors replaced its previously approved share repurchase authorization of up to $1 billion (of which $557 million remained unused) with the current authorization for repurchases of up to $1 billion of our common shares exclusive of shares repurchased in connection with employee stock plans, expiring on June 30, 2015. Under the current share repurchase authorization, shares may be purchased from time to time at prevailing prices in the open market, by block purchases, or in privately-negotiated transactions, subject to certain regulatory restrictions on volume, pricing, and timing. As of February 1, 2014, the remaining authorized amount under the current authorization totaled approximately $580 million.

Senior Notes

In December 2012, we issued $600 million of 3.15% senior notes due December 1, 2022 and $400 million of 4.625% senior notes due December 1, 2042. Our net proceeds, reduced for the discount and cost of the offering, were $990 million. We used the proceeds from the offering primarily to finance the acquisition of Metropolitan, including the retirement of Metropolitan’s indebtedness, and to pay related fees and expenses. We previously issued $500 million of 6.45% senior notes due June 1, 2016, $500 million of 7.20% senior notes due June 15, 2018, $300 million of 6.30% senior notes due August 1, 2018, and $250 million of 8.15% senior notes due June 15, 2038. The 7.20% and 8.15% senior notes are subject to an interest rate adjustment if the debt ratings assigned to the notes are downgraded (or subsequently upgraded). In addition, our 7.20%, 8.15%, 3.15%, and 4.625% senior notes contain a change of control provision that may require us to purchase the notes under certain circumstances. All six series of our senior notes, which are unsecured, may be redeemed at our option at any time at 100% of the principal amount plus accrued interest and a specified make-whole amount. Our senior notes are more fully discussed in Note 11 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Credit Agreement

In July 2013, we amended and restated our 5-year $1.0 billion unsecured revolving credit agreement to, among other things, extend its maturity to July 2018 from November 2016. Under the amended and restated credit agreement, at our option, we can borrow on either a competitive advance basis or a revolving credit basis. The revolving credit portion bears interest at either LIBOR plus a spread or the base rate plus a spread. The LIBOR spread, currently 110 basis points, varies depending on our credit ratings ranging from 90.0 to 150.0 basis points. We also pay an annual facility fee regardless of utilization. This facility fee, currently 15.0 basis points, may fluctuate between 10.0 and 25.0 basis points, depending upon our credit ratings. The competitive advance portion of any borrowings will bear interest at market rates prevailing at the time of borrowing on either a fixed rate or a floating rate based on LIBOR, at our option.

The terms of the credit agreement include standard provisions related to conditions of borrowing, including a customary material adverse effect clause which could limit our ability to borrow additional funds. In addition, the credit agreement contains customary restrictive and financial covenants as well as customary events of default, including financial covenants regarding the maintenance of a minimum level of net worth of $7.3 billion at December 31, 2013 and a maximum leverage ratio of 3.0:1. We are in compliance with the financial covenants, with actual net worth of $9.3 billion and actual leverage ratio of 1.0:1, as measured in accordance with the credit agreement as of December 31, 2013. In addition, the credit agreement includes an uncommitted $250 million incremental loan facility.

At December 31, 2013, we had no borrowings outstanding under the credit agreement. We have outstanding letters of credit of $5 million issued under the credit agreement at December 31, 2013. No amounts have been drawn on these letters of credit. Accordingly, as of December 31, 2013, we had $995 million of remaining borrowing capacity under the credit agreement, none of which would be restricted by our financial covenant compliance requirement. We have other customary, arms-length relationships, including financial advisory and banking, with some parties to the credit agreement.

Liquidity Requirements

We believe our cash balances, investment securities, operating cash flows, and funds available under our credit agreement or from other public or private financing sources, taken together, provide adequate resources to fund ongoing operating and regulatory requirements, acquisitions, future expansion opportunities, and capital expenditures for at least the next twelve months, as well as to refinance or repay debt, and repurchase shares.

Adverse changes in our credit rating may increase the rate of interest we pay and may impact the amount of credit available to us in the future. Our investment-grade credit rating at December 31, 2013 was BBB+ according to Standard & Poor’s Rating Services, or S&P, and Baa3 according to Moody’s Investors Services, Inc., or Moody’s. A downgrade by S&P to BB+ or by Moody’s to Ba1 triggers an interest rate increase of 25 basis points with respect to $750 million of our senior notes. Successive one notch downgrades increase the interest rate an additional 25 basis points, or annual interest expense by $2 million, up to a maximum 100 basis points, or annual interest expense by $8 million.

In addition, we operate as a holding company in a highly regulated industry. Humana Inc., our parent company, is dependent upon dividends and administrative expense reimbursements from our subsidiaries, most of which are subject to regulatory restrictions. We continue to maintain significant levels of aggregate excess statutory capital and surplus in our state-regulated insurance subsidiaries. Cash, cash equivalents, and short-term investments at the parent company were $508 million at December 31, 2013 and $346 million at December 31, 2012 reflecting higher profit contribution from non-regulated businesses. Our use of operating cash flows derived from our non-insurance subsidiaries, such as in our Healthcare Services segment, is generally not restricted by Departments of Insurance. Our subsidiaries paid dividends to the parent of $967 million in 2013, $1.2 billion in 2012, and $1.1 billion in 2011. The decline in dividends to the parent in 2013 primarily was a result of higher surplus requirements associated with premium growth. Refer to our parent company financial statements and accompanying notes in Schedule I – Parent Company Financial Information. Regulatory requirements, including subsidiary dividends to the parent, are discussed in more detail in the following section. Excluding Puerto Rico subsidiaries, the amount of ordinary dividends that may be paid to our parent company in 2014 is approximately $840 million in the aggregate. However, actual dividends paid from the subsidiaries to the parent in 2014 could be reduced as a result of the proposed statutory accounting for the health insurance industry fee, discussed below, combined with higher surplus requirements associated with premium growth due to increases in membership.

The NAIC is continuing discussions regarding the statutory accounting for the health insurance industry fee required by the Health Care Reform Law which in its present form would restrict surplus in the year preceding payment, beginning in 2014. Accordingly, in addition to requiring recognition of the full-year 2014 assessment in the first quarter of 2014, we may be required to restrict surplus for the 2015 assessment ratably in 2014. This proposal does not affect our financial statements prepared in accordance with generally accepted accounting principles, under which the fee is expensed ratably throughout the payment year. In September 2014, we expect to pay the federal government in the range of $525 million to $575 million for the annual health insurance industry fee. In 2015, the health insurance industry fee increases by 41% for the industry taken as a whole. Accordingly, absent changes in market share, we would expect a similar increase in our fee in 2015.

Regulatory Requirements

For a detailed discussion of our regulatory requirements, including aggregate statutory capital and surplus as well as dividends paid from the subsidiaries to the parent, please refer to Note 14 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Contractual Obligations

We are contractually obligated to make payments for years subsequent to December 31, 2013 as follows:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in millions)
Debt	$2,550	0	500	800	1,250
Interest (1)	1,548	146	277	208	917
Operating leases (2)	904	228	346	187	143
Purchase obligations (3)	253	132	91	30	0
Future policy benefits payable and other long-term liabilities (4)	2,563	70	356	213	1,924

Total	$7,818	576	1,570	1,438	4,234

(1)	Interest includes the estimated contractual interest payments under our debt agreements.
(2)	We lease facilities, computer hardware, and other furniture and equipment under long-term operating leases that are noncancelable and expire on various dates through 2025. We sublease facilities or partial facilities to third party tenants for space not used in our operations which partially mitigates our operating lease commitments. An operating lease is a type of off-balance sheet arrangement. Assuming we acquired the asset, rather than leased such asset, we would have recognized a liability for the financing of these assets. See also Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.
(3)	Purchase obligations include agreements to purchase services, primarily information technology related services, or to make improvements to real estate, in each case that are enforceable and legally binding on us and that specify all significant terms, including: fixed or minimum levels of service to be purchased; fixed, minimum or variable price provisions; and the appropriate timing of the transaction. Purchase obligations exclude agreements that are cancelable without penalty.
(4)

Includes future policy benefits payable ceded to third parties through 100% coinsurance agreements as more fully described in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. We expect the assuming reinsurance carriers to fund these obligations and reflected these amounts as reinsurance recoverables included in other long-term assets on our consolidated balance sheet. Amounts payable in less than one year are included in trade accounts payable and accrued expenses in the consolidated balance sheet.

Off-Balance Sheet Arrangements

As of December 31, 2013, we were not involved in any special purpose entity, or SPE, transactions. For a detailed discussion off-balance sheet arrangements, please refer to Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Guarantees and Indemnifications

For a detailed discussion our guarantees and indemnifications, please refer to Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Government Contracts

For a detailed discussion of our government contracts, including our Medicare, Military, and Medicaid contracts, please refer to Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements and accompanying notes, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements and accompanying notes requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We continuously evaluate our estimates and those critical accounting policies related primarily to benefits expense and revenue recognition as well as accounting for impairments related to our investment securities, goodwill, and long-lived assets. These estimates are based on knowledge of current events and anticipated future events and, accordingly, actual results ultimately may differ from those estimates. We believe the following critical accounting policies involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Benefits Expense Recognition

Benefits expense is recognized in the period in which services are provided and includes an estimate of the cost of services which have been incurred but not yet reported, or IBNR. IBNR represents a substantial portion of our benefits payable as follows:

	December 31, 2013	Percentage of Total	December 31, 2012	Percentage of Total
	(dollars in millions)
IBNR	$2,586	66.4%	$2,552	67.5%
Reported claims in process	381	9.8%	315	8.3%
Other benefits payable	926	23.8%	912	24.2%

Total benefits payable	$3,893	100.0%	$3,779	100.0%

Our reserving practice is to consistently recognize the actuarial best point estimate within a level of confidence required by actuarial standards. Actuarial standards of practice generally require a level of confidence such that the liabilities established for IBNR have a greater probability of being adequate versus being insufficient, or such that the liabilities established for IBNR are sufficient to cover obligations under an assumption of moderately adverse conditions. Adverse conditions are situations in which the actual claims are expected to be higher than the otherwise estimated value of such claims at the time of the estimate. Therefore, in many situations, the claim amounts ultimately settled will be less than the estimate that satisfies the actuarial standards of practice.

We develop our estimate for IBNR using actuarial methodologies and assumptions, primarily based upon historical claim experience. Depending on the period for which incurred claims are estimated, we apply a different method in determining our estimate. For periods prior to the most recent three months, the key assumption used in estimating our IBNR is that the completion factor pattern remains consistent over a rolling 12-month period after adjusting for known changes in claim inventory levels and known changes in claim payment processes. Completion factors result from the calculation of the percentage of claims incurred during a given period that have historically been adjudicated as of the reporting period. For the most recent three months, the incurred claims are estimated primarily from a trend analysis based upon per member per month claims trends developed from our historical experience in the preceding months, adjusted for known changes in estimates of recent hospital and drug utilization data, provider contracting changes, changes in benefit levels, changes in member cost sharing, changes in medical management processes, product mix, and weekday seasonality.

The completion factor method is used for the months of incurred claims prior to the most recent three months because the historical percentage of claims processed for those months is at a level sufficient to produce a consistently reliable result. Conversely, for the most recent three months of incurred claims, the volume of claims processed historically is not at a level sufficient to produce a reliable result, which therefore requires us to examine historical trend patterns as the primary method of evaluation. Changes in claim processes, including recoveries of overpayments, receipt cycle times, claim inventory levels, outsourcing, system conversions, and processing disruptions due to weather or other events affect views regarding the reasonable choice of completion factors. Claim payments to providers for services rendered are often net of overpayment recoveries for claims paid previously, as contractually allowed. Claim overpayment recoveries can result from many different factors, including retroactive enrollment activity, audits of provider billings, and/or payment errors. Changes in patterns of claim overpayment recoveries can be unpredictable and result in completion factor volatility, as they often impact older dates of service. The receipt cycle time measures the average length of time between when a medical claim was initially incurred and when the claim form was received. Increases in electronic claim submissions from providers decrease the receipt cycle time. If claims are submitted or processed on a faster (slower) pace than prior periods, the actual claim may be more (less) complete than originally estimated using our completion factors, which may result in reserves that are higher (lower) than required.

Medical cost trends potentially are more volatile than other segments of the economy. The drivers of medical cost trends include increases in the utilization of hospital facilities, physician services, new higher priced technologies and medical procedures, and new prescription drugs and therapies, as well as the inflationary effect on the cost per unit of each of these expense components. Other external factors such as government-mandated benefits or other regulatory changes, the tort liability system, increases in medical services capacity, direct to consumer advertising for prescription drugs and medical services, an aging population, lifestyle changes including diet and smoking, catastrophes, and epidemics also may impact medical cost trends. Internal factors such as system conversions, claims processing cycle times, changes in medical management practices and changes in provider contracts also may impact our ability to accurately predict estimates of historical completion factors or medical cost trends. All of these factors are considered in estimating IBNR and in estimating the per member per month claims trend for purposes of determining the reserve for the most recent three months. Additionally, we continually prepare and review follow-up studies to assess the reasonableness of the estimates generated by our process and methods over time. The results of these studies are also considered in determining the reserve for the most recent three months. Each of these factors requires significant judgment by management.

The completion and claims per member per month trend factors are the most significant factors impacting the IBNR estimate. The portion of IBNR estimated using completion factors for claims incurred prior to the most recent three months is generally less variable than the portion of IBNR estimated using trend factors. The following table illustrates the sensitivity of these factors assuming moderate adverse experience and the estimated potential impact on our operating results caused by reasonably likely changes in these factors based on December 31, 2013 data:

Completion Factor (a):		Claims Trend Factor (b):
Factor Change (c)	Decrease in Benefits Payable	Factor Change (c)	Decrease in Benefits Payable
(dollars in millions)
1.60%	$(335)	(4.75%)	$(345)
1.20%	$(251)	(4.25%)	$(309)
0.80%	$(168)	(3.50%)	$(254)
0.60%	$(126)	(3.00%)	$(218)
0.40%	$(84)	(2.50%)	$(182)
0.20%	$(42)	(2.00%)	$(145)
0.10%	$(21)	(1.50%)	$(109)

(a)	Reflects estimated potential changes in benefits payable at December 31, 2013 caused by changes in completion factors for incurred months prior to the most recent three months.
(b)	Reflects estimated potential changes in benefits payable at December 31, 2013 caused by changes in annualized claims trend used for the estimation of per member per month incurred claims for the most recent three months.
(c)	The factor change indicated represents the percentage point change.

The following table provides a historical perspective regarding the accrual and payment of our benefits payable, excluding military services. Components of the total incurred claims for each year include amounts accrued for current year estimated benefits expense as well as adjustments to prior year estimated accruals.

	2013	2012	2011
	(in millions)
Balances at January 1	$3,775	$3,415	$3,214
Acquisitions	5	66	29
Incurred related to:
Current year	32,711	30,198	25,834
Prior years	(474)	(257)	(372)

Total incurred	32,237	29,941	25,462

Paid related to:
Current year	(29,103)	(26,738)	(22,742)
Prior years	(3,021)	(2,909)	(2,548)

Total paid	(32,124)	(29,647)	(25,290)

Balances at December 31	$3,893	$3,775	$3,415

The following table summarizes the changes in estimate for incurred claims related to prior years attributable to our key assumptions. As previously described, our key assumptions consist of trend and completion factors estimated using an assumption of moderately adverse conditions. The amounts below represent the difference between our original estimates and the actual benefits expense ultimately incurred as determined from subsequent claim payments.

	Favorable Development by Changes in Key Assumptions
	2013		2012		2011
	Amount	Factor Change (a)	Amount	Factor Change (a)	Amount	Factor Change (a)
	(dollars in millions)
Trend factors	$(233)	(3.4)%	$(138)	(2.4)%	$(189)	(3.8)%
Completion factors	(241)	1.2%	(119)	0.7%	(183)	1.2%

Total	$(474)		$(257)		$(372)

(a)	The factor change indicated represents the percentage point change.

As previously discussed, our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for claims. Actuarial standards require the use of assumptions based on moderately adverse experience, which generally results in favorable reserve development, or reserves that are considered redundant. We experienced favorable medical claims reserve development related to prior fiscal years of $474 million in 2013, $257 million in 2012, and $372 million in 2011. The table below details our favorable medical claims reserve development related to prior fiscal years by segment for 2013, 2012, and 2011.

	Favorable Medical Claims Reserve Development			Change
	2013	2012	2011	2013	2012
	(in millions)
Retail Segment	$(347)	$(192)	$(245)	$(155)	$53
Employer Group Segment	(128)	(48)	(114)	(80)	66
Other Businesses	1	(17)	(13)	18	(4)

Total	$(474)	$(257)	$(372)	$(217)	$115

The favorable medical claims reserve development for 2013, 2012, and 2011 primarily reflects the consistent application of trend and completion factors estimated using an assumption of moderately adverse conditions. In addition, the favorable medical claims reserve development during 2013 reflects better than originally expected utilization across most of our major business lines and increased financial recoveries. The increase in financial recoveries primarily resulted from claim audit process enhancements as well as increased volume of claim audits and expanded audit scope. All lines of business benefitted from these improvements. Favorable development during 2011 reflects improvements in the claims processing environment and, to a lesser extent, better than originally estimated utilization. The improvements during 2011 resulted from increased audits of provider billings as well as system enhancements that improved claim recovery functionality.

We continually adjust our historical trend and completion factor experience with our knowledge of recent events that may impact current trends and completion factors when establishing our reserves. Because our reserving practice is to consistently recognize the actuarial best point estimate using an assumption of moderately adverse conditions as required by actuarial standards, there is a reasonable possibility that variances between actual trend and completion factors and those assumed in our December 31, 2013 estimates would fall towards the middle of the ranges previously presented in our sensitivity table.

Benefits expense associated with military services and provisions associated with future policy benefits excluded from the previous table was as follows for the years ended December 31, 2013, 2012 and 2011:

	2013	2012	2011
	(in millions)
Military services	$(27)	$908	$3,247
Future policy benefits	354	136	114

Total	$327	$1,044	$3,361

Military services benefit expense for 2013 reflects the beneficial effect of a favorable settlement of contract claims with the DoD partially offset by expenses associated with our contracts with the Veterans Administration. Military services benefits payable of $4 million and $339 million at December 31, 2012 and 2011, respectively, primarily consisted of our estimate of incurred healthcare services provided to beneficiaries under our previous TRICARE South Region contract which were in turn reimbursed by the federal government. This amount was generally offset by a receivable from the federal government. There was no military services benefits payable at December 31, 2013 due to the transition to the current TRICARE South Region contract on April 1, 2012, which is accounted for as an administrative services only contract as more fully described in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. This transition is also the primary reason for the decline in military services benefits expense from 2011 to 2013. Our previous TRICARE contract that expired on March 31, 2012 contained provisions where we shared the risk with the federal government for the cost of health benefits. Therefore, the impact on our income from operations from changes in estimate for TRICARE benefits payable was reduced substantially by the federal government’s share of the risk. The net change in income from operations as determined retrospectively, after giving consideration to claim development occurring in the current period, was an increase of approximately $2 million for 2011.

Future policy benefits payable of $2.2 billion and $1.9 billion at December 31, 2013 and 2012, respectively, represent liabilities for long-duration insurance policies including long-term care insurance, life insurance, annuities, and certain health and other supplemental policies sold to individuals for which some of the premium received in the earlier years is intended to pay anticipated benefits to be incurred in future years. At policy issuance, these reserves are recognized on a net level premium method based on interest rates, mortality, morbidity, and maintenance expense assumptions. Interest rates are based on our expected net investment returns on the investment portfolio supporting the reserves for these blocks of business. Mortality, a measure of expected death, and morbidity, a measure of health status, assumptions are based on published actuarial tables, modified based upon actual experience. The assumptions used to determine the liability for future policy benefits are established and locked in at the time each contract is issued and only change if our expected future experience deteriorates to the point that the level of the liability, together with the present value of future gross premiums, are not adequate to provide for future expected policy benefits and maintenance costs (i.e. the loss recognition date). Because these policies have long-term claim payout periods, there is a greater risk of significant variability in claims costs, either positive or negative. We perform loss recognition tests at least annually in the fourth quarter, and more frequently if adverse events or changes in circumstances indicate that the level of the liability, together with the present value of future gross premiums, may not be adequate to provide for future expected policy benefits and maintenance costs.

Future policy benefits payable include $1.4 billion at December 31, 2013 and $1.1 billion at December 31, 2012 associated with a non-strategic closed block of long-term care insurance policies acquired in connection with the 2007 KMG acquisition. Approximately 33,300 policies remain in force as of December 31, 2013. No new policies have been written since 2005 under this closed block. Future policy benefits payable includes amounts charged to accumulated other comprehensive income for an additional liability that would exist on our closed-block of long-term care insurance policies if unrealized gains on the sale of the investments backing such products had been realized and the proceeds reinvested at then current yields. There was no additional liability at December 31, 2013 and $119 million of additional liability at December 31, 2012. Amounts charged to accumulated other comprehensive income are net of applicable deferred taxes.

Long-term care insurance policies provide nursing home and home health coverage for which premiums are collected many years in advance of benefits paid, if any. Therefore, our actual claims experience will emerge many years after assumptions have been established. The risk of a deviation of the actual interest, morbidity, mortality, and maintenance expense assumptions from those assumed in our reserves are particularly significant to our closed block of long-term care insurance policies. We monitor the loss experience of these long-term care insurance policies and, when necessary, apply for premium rate increases through a regulatory filing and approval process in the jurisdictions in which such products were sold. To the extent premium rate increases and/or loss experience vary from our loss recognition date assumptions, future adjustments to reserves could be required.

During 2013, we recorded a loss for a premium deficiency. The premium deficiency was based on current and anticipated experience that had deteriorated from our locked-in assumptions from the previous December 31, 2010 loss recognition date, particularly as they related to emerging experience due to an increase in life expectancies and utilization of home health care services. Based on this deterioration, and combined with lower interest rates, we determined that our existing future policy benefits payable, together with the present value of future gross premiums, associated with our closed-block of long-term care insurance policies were not adequate to provide for future policy benefits and maintenance costs under these policies; therefore we unlocked and modified our assumptions based on current expectations. Accordingly, during 2013 we recorded $243 million of additional benefits expense, with a corresponding increase in future policy benefits payable of $350 million partially offset by a related reinsurance recoverable of $107 million included in other long-term assets.

During 2012, we recorded a change in estimate associated with future policy benefits payable for our closed-block of long-term care insurance policies resulting in additional benefits expense of $29 million and a corresponding increase in future policy benefits payable. This change in estimate was based on current claim experience demonstrating an increase in the length of the time policyholders already in payment status remained in such status. Future policy benefits payable was increased to cover future payments to policyholders currently in payment status.

For our closed block of long-term care policies, when modeled in the aggregate, unfavorable scenarios based on reasonably likely adverse variations in our assumptions could require a reserve increase of approximately 9.6%, which for the year ended December 31, 2013 would have resulted in additional benefits expense of approximately $100 million, net of reinsurance. Generally accepted accounting principles do not allow us to unlock our assumptions for favorable items. We believe that the modeled amount provides a reasonable estimate of the possible changes in the reserve balance for our closed-block of long-term care insurance policies. However, it is reasonably possible that the variability in assumptions, in the aggregate, could result in a material impact on our reserve levels.

In addition, future policy benefits payable include amounts of $215 million at December 31, 2013, $220 million at December 31, 2012, and $224 million at December 31, 2011 which are subject to 100% coinsurance agreements as more fully described in Note 18 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data, and as such are offset by a related reinsurance recoverable included in other long-term assets.

Revenue Recognition

We generally establish one-year commercial membership contracts with employer groups, subject to cancellation by the employer group on 30-day written notice. Our Medicare contracts with CMS renew annually. Our military services contracts with the federal government and our contracts with various state Medicaid programs generally are multi-year contracts subject to annual renewal provisions.

Our commercial contracts establish rates on a per employee basis for each month of coverage based on the type of coverage purchased (single to family coverage options). Our Medicare and Medicaid contracts also establish monthly rates per member. However, our Medicare contracts also have additional provisions as outlined in the following separate section.

Premiums revenue and administrative services only, or ASO, fees are estimated by multiplying the membership covered under the various contracts by the contractual rates. In addition, we adjust revenues for estimated changes in an employer’s enrollment and individuals that ultimately may fail to pay, and for estimated rebates under the minimum benefit ratios required under the Health Care Reform Law. We estimate policyholder rebates by projecting calendar year minimum benefit ratios for the individual, small group, and large group markets, as defined by the Health Care Reform Law using a methodology prescribed by the Department of Health and Human Services, separately by state and legal entity. Beginning in 2014, Medicare Advantage plans are also subject to minimum benefit ratio requirements under the Health Care Reform Law. Estimated calendar year rebates recognized ratably during the year are revised each period to reflect current experience. Enrollment changes not yet processed or not yet reported by an employer group or the government, also known as retroactive membership adjustments, are estimated based on available data and historical trends. We routinely monitor the collectibility of specific accounts, the aging of receivables, historical retroactivity trends, estimated rebates, as well as prevailing and anticipated economic conditions, and reflect any required adjustments in the current period’s revenue.

We bill and collect premium remittances from employer groups and members in our Medicare and other individual products monthly. We receive monthly premiums from the federal government and various states according to government specified payment rates and various contractual terms. Changes in revenues from CMS for our Medicare products resulting from the periodic changes in risk-adjustment scores derived from medical diagnoses for our membership are recognized when the amounts become determinable and the collectibility is reasonably assured.

Medicare Part D Provisions

We cover prescription drug benefits in accordance with Medicare Part D under multiple contracts with CMS. The payments we receive monthly from CMS and members, which are determined from our annual bid, represent amounts for providing prescription drug insurance coverage. We recognize premiums revenue for providing this insurance coverage ratably over the term of our annual contract. Our CMS payment is subject to risk sharing through the Medicare Part D risk corridor provisions. In addition, receipts for reinsurance and low-income cost subsidies as well as receipts for certain discounts on brand name prescription drugs in the coverage gap represent payments for prescription drug costs for which we are not at risk.

The risk corridor provisions compare costs targeted in our bids to actual prescription drug costs, limited to actual costs that would have been incurred under the standard coverage as defined by CMS. Variances exceeding certain thresholds may result in CMS making additional payments to us or require us to refund to CMS a portion of the premiums we received. As risk corridor provisions are considered in determining the rate, we estimate and recognize an adjustment to premiums revenue related to these risk corridor provisions based upon pharmacy claims experience to date as if the annual contract were to terminate at the end of the reporting period. Accordingly, this estimate provides no consideration to future pharmacy claims experience. We record a receivable or payable at the contract level and classify the amount as current or long-term in the consolidated balance sheets based on the timing of expected settlement.

The estimate of the settlement associated with risk corridor provisions requires us to consider factors that may not be certain at period end, including member eligibility and risk adjustment score differences with CMS as well as pharmacy rebates from manufacturers. These factors have an offsetting effect on changes in the risk corridor estimate. In 2013, we paid $207 million related to our reconciliation with CMS regarding the 2012 Medicare Part D risk corridor provisions compared to our estimate of $194 million at December 31, 2012. In 2012, we paid $131 million and in January 2013 we paid $158 million related to our reconciliation with CMS regarding the 2011 Medicare Part D risk corridor provisions compared to our estimate of $286 million at December 31, 2011. In 2011, we paid $380 million related to our reconciliation with CMS regarding the 2010 Medicare Part D risk corridor provisions compared to our estimate of $345 million at December 31, 2010. The net liability associated with the 2013 risk corridor estimate, which will be settled in 2014, was $46 million at December 31, 2013.

Reinsurance and low-income cost subsidies represent funding from CMS in connection with the Medicare Part D program for which we assume no risk. Reinsurance subsidies represent funding from CMS for its portion of prescription drug costs which exceed the member’s out-of-pocket threshold, or the catastrophic coverage level. Low-income cost subsidies represent funding from CMS for all or a portion of the deductible, the coinsurance and co-payment amounts above the out-of-pocket threshold for low-income beneficiaries. Monthly prospective payments from CMS for reinsurance and low-income cost subsidies are based on assumptions submitted with our annual bid. A reconciliation and related settlement of CMS’s prospective subsidies against actual prescription drug costs we paid is made after the end of the year. The Health Care Reform Law mandates consumer discounts of 50% on brand name prescription drugs for Part D plan participants in the coverage gap. These discounts are funded by CMS and pharmaceutical manufacturers while we administer the application of these funds. We account for these subsidies and discounts as a deposit in our consolidated balance sheets and as a financing activity in our consolidated statements of cash flows. We do not recognize premiums revenue or benefits expense for these subsidies or discounts. Receipt and payment activity is accumulated at the contract level and recorded in our consolidated balance sheets in other current assets or trade accounts payable and accrued expenses depending on the contract balance at the end of the reporting period. Gross financing receipts were $4.6 billion and gross financing withdrawals were $4.8 billion during 2013. CMS subsidy and brand name prescription drug discount activity recorded to the consolidated balance sheets at December 31, 2013 was $743 million to other current assets and $30 million to trade accounts payable and accrued expenses.

Settlement of the reinsurance and low-income cost subsidies as well as the risk corridor payment is based on a reconciliation made approximately 9 months after the close of each calendar year. Settlement with CMS for brand name prescription drug discounts is based on a reconciliation made approximately 14 to 18 months after the close of each calendar year. We continue to revise our estimates with respect to the risk corridor provisions based on subsequent period pharmacy claims data.

Medicare Risk-Adjustment Provisions

CMS utilizes a risk-adjustment model which apportions premiums paid to Medicare Advantage plans according to health severity. The risk-adjustment model pays more for enrollees with predictably higher costs. Under the risk-adjustment methodology, all Medicare Advantage plans must collect and submit the necessary diagnosis code information from hospital inpatient, hospital outpatient, and physician providers to CMS within prescribed deadlines. The CMS risk-adjustment model uses this diagnosis data to calculate the risk-adjusted premium payment to Medicare Advantage plans. Rates paid to Medicare Advantage plans are established under an actuarial bid model, including a process that bases our payments on a comparison of our beneficiaries’ risk scores, derived from medical diagnoses, to those enrolled in the government’s original Medicare program. We generally rely on providers, including certain providers in our network who are our employees, to code their claim submissions with appropriate diagnoses, which we send to CMS as the basis for our payment received from CMS under the actuarial risk-adjustment model. We also rely on providers to appropriately document all medical data, including the diagnosis data submitted with claims. We estimate risk-adjustment revenues based on medical diagnoses for our membership. The risk-adjustment model is more fully described in Item 1. – Business under the section titled “Individual Medicare.”

Military services

In 2013, revenues associated with our military services business represented approximately 1% of total premiums and services revenue. Military services premiums and services revenue primarily is derived from our TRICARE South Region contract with the Department of Defense, or DoD. On April 1, 2012, we began delivering services under our current TRICARE South Region contract with the DoD. Under the current contract, we provide administrative services, including offering access to our provider networks and clinical programs, claim processing, customer service, enrollment, and other services, while the federal government retains all of the risk of the cost of health benefits. Under the terms of the current TRICARE South Region contract, we do not record premiums revenue or benefits expense in our consolidated statements of income related to these health care costs and related reimbursements. Instead, we account for revenues under the current contract net of estimated health care costs similar to an administrative services fee only agreement. The current contract includes fixed administrative services fees and incentive fees and penalties. Administrative services fees are recognized as services are performed.

Our TRICARE members are served by both in-network and out-of-network providers in accordance with the current contract. We pay health care costs related to these services to the providers and are subsequently reimbursed by the DoD for such payments. We account for the payments of the federal government’s claims and the related reimbursements under deposit accounting in our consolidated balance sheets and as a financing activity under receipts (withdrawals) from contract deposits in our consolidated statements of cash flows. For the first nine months of the new contract, April 1, 2012 to December 31, 2012, health care cost payments were $2.1 billion, exceeding reimbursements of $2.0 billion by $56 million. For 2013, health care cost reimbursement were $3.2 billion, exceeding payments of $3.2 billion by $5 million.

Our previous TRICARE South Region contract that expired on March 31, 2012 provided a financial interest in the underlying health care cost; therefore, we reported revenues on a gross basis. We shared the risk with the federal government for the cost of health benefits incurred under our previous contract, earning more revenue or incurring additional cost based on the variance of actual health care costs from an annually negotiated target health care cost as described below. TRICARE revenues consisted generally of (1) an insurance premium for assuming underwriting risk for the cost of civilian health care services delivered to eligible beneficiaries; (2) health care services provided to beneficiaries which were in turn reimbursed by the federal government; and (3) administrative services fees related to claim processing, customer service, enrollment, and other services. We recognized the insurance premium as revenue ratably over the period coverage was provided. Health care services reimbursements were recognized as revenue in the period health services were provided. Administrative services fees were recognized as revenue in the period services were performed.

As indicated above, our previous TRICARE South Region contained provisions where we shared the risk with the federal government for the cost of health benefits. Annually, we negotiated a target health care cost amount, or target cost, with the federal government and determined an underwriting fee. Any variance from the target cost was shared. We earned more revenue or incurred additional costs based on the variance of actual health care costs versus the negotiated target cost. We received 20% for any cost underrun, subject to a ceiling that limited the underwriting profit to 10% of the target cost. We paid 20% for any cost overrun, subject to a floor that limited the underwriting loss to negative 4% of the target cost. A final settlement occurred 12 to 18 months after the end of each contract year to which it applied. We deferred the recognition of any revenues for favorable contingent underwriting fee adjustments related to cost underruns until the amount was determinable and the collectibility was reasonably assured. We estimated and recognized unfavorable contingent underwriting fee adjustments related to cost overruns currently in operations as an increase in benefits expense.

Patient services

Patient services revenue associated with provider services in our Healthcare Services segment are primarily related to Concentra. Patient services revenue includes (1) workers’ compensation injury care and related services and (2) other healthcare services related to employer needs or statutory requirements. Patient services revenues are recognized in the period services are provided to the customer when the sales price is fixed or determinable, and are net of contractual allowances.

The provider reimbursement methods for workers’ compensation injury care and related services vary on a state-by-state basis. Most states have fee schedules pursuant to which all healthcare providers are uniformly reimbursed. The fee schedules are determined by each state and generally prescribe the maximum amounts that may be reimbursed for a designated procedure. In the states without fee schedules, healthcare providers are reimbursed based on usual, customary, and reasonable fees charged in the particular state in which the services are provided. We include billings for services in revenue net of allowance for estimated differences between list prices and allowable fee schedule rates or amounts allowed as usual, customary and reasonable, as applicable.

Revenue for other healthcare services is recognized on a fee-for-service basis at estimated collectible amounts at the time services are rendered. Our fees are determined in advance for each type of service performed.

Investment Securities

Investment securities totaled $9.8 billion, or 47.3% of total assets at December 31, 2013, and $9.8 billion, or 49% of total assets at December 31, 2012. Debt securities, detailed below, comprised this entire investment portfolio at December 31, 2013 and at December 31, 2012. The fair value of debt securities were as follows at December 31, 2013 and 2012:

	December 31, 2013	Percentage of Total	December 31, 2012	Percentage of Total
	(dollars in millions)
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$584	6.0%	$618	6.3%
Mortgage-backed securities	1,820	18.6%	1,603	16.3%
Tax-exempt municipal securities	2,971	30.3%	3,071	31.2%
Mortgage-backed securities:
Residential	22	0.2%	34	0.3%
Commercial	673	6.9%	659	6.7%
Asset-backed securities	63	0.6%	68	0.7%
Corporate debt securities	3,667	37.4%	3,794	38.5%

Total debt securities	$9,800	100%	$9,847	100.0%

Approximately 95% of our debt securities were investment-grade quality, with a weighted average credit rating of AA- by S&P at December 31, 2013. Most of the debt securities that were below investment-grade were rated BB, the higher end of the below investment-grade rating scale. Our investment policy limits investments in a single issuer and requires diversification among various asset types.

Tax-exempt municipal securities included pre-refunded bonds of $222 million at December 31, 2013 and $311 million at December 31, 2012. These pre-refunded bonds were secured by an escrow fund consisting of U.S. government obligations sufficient to pay off all amounts outstanding at maturity. The ratings of these pre-refunded bonds generally assume the rating of the government obligations at the time the fund is established. Tax-exempt municipal securities that were not pre-refunded were diversified among general obligation bonds of U.S. states and local municipalities as well as special revenue bonds. General obligation bonds, which are backed by the taxing power and full faith of the issuer, accounted for $1.1 billion of these municipals in the portfolio. Special revenue bonds, issued by a municipality to finance a specific public works project such as utilities, water and sewer, transportation, or education, and supported by the revenues of that project, accounted for $1.7 billion of these municipals. Our general obligation bonds are diversified across the U.S. with no individual state exceeding 12%. In addition, certain monoline insurers guarantee the timely repayment of bond principal and interest when a bond issuer defaults and generally provide credit enhancement for bond issues related to our tax-exempt municipal securities. We have no direct exposure to these monoline insurers. We owned $548 million and $627 million at December 31, 2013 and 2012, respectively, of tax-exempt securities guaranteed by monoline insurers. The equivalent weighted average S&P credit rating of these tax-exempt securities without the guarantee from the monoline insurer was AA-.

Our direct exposure to subprime mortgage lending is limited to investment in residential mortgage-backed securities and asset-backed securities backed by home equity loans. The fair value of securities backed by Alt-A and subprime loans was $1 million at December 31, 2013 and $2 million at December 31, 2012. There are no collateralized debt obligations or structured investment vehicles in our investment portfolio.

The percentage of corporate securities associated with the financial services industry was 23% at December 31, 2013 and 2012.

Gross unrealized losses and fair values aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position were as follows at December 31, 2013:

	Less than 12 months		12 months or more		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(in millions)
December 31, 2013
U.S. Treasury and other U.S. government corporations and agencies:
U.S. Treasury and agency obligations	$231	$(6)	$5	$0	$236	$(6)
Mortgage-backed securities	1,076	(47)	21	(1)	1,097	(48)
Tax-exempt municipal securities	693	(28)	57	(5)	750	(33)
Mortgage-backed securities:
Residential	6	0	1	0	7	0
Commercial	270	(8)	40	(1)	310	(9)
Asset-backed securities	35	(1)	0	0	35	(1)
Corporate debt securities	594	(28)	17	(2)	611	(30)

Total debt securities	$2,905	$(118)	$141	$(9)	$3,046	$(127)

Under the other-than-temporary impairment model for debt securities held, we recognize an impairment loss in income in an amount equal to the full difference between the amortized cost basis and the fair value when we have the intent to sell the debt security or it is more likely than not we will be required to sell the debt security before recovery of our amortized cost basis. However, if we do not intend to sell the debt security, we evaluate the expected cash flows to be received as compared to amortized cost and determine if a credit loss has occurred. In the event of a credit loss, only the amount of the impairment associated with the credit loss is recognized currently in income with the remainder of the loss recognized in other comprehensive income.

When we do not intend to sell a security in an unrealized loss position, potential other-than-temporary impairment is considered using a variety of factors, including the length of time and extent to which the fair value has been less than cost; adverse conditions specifically related to the industry, geographic area or financial condition of the issuer or underlying collateral of a security; payment structure of the security; changes in credit rating of the security by the rating agencies; the volatility of the fair value changes; and changes in fair value of the security after the balance sheet date. For debt securities, we take into account expectations of relevant market and economic data. For example, with respect to mortgage and asset-backed securities, such data includes underlying loan level data and structural features such as seniority and other forms of credit enhancements. A decline in fair value is considered other-than-temporary when we do not expect to recover the entire amortized cost basis of the security. We estimate the amount of the credit loss component of a debt security as the difference between the amortized cost and the present value of the expected cash flows of the security. The present value is determined using the best estimate of future cash flows discounted at the implicit interest rate at the date of purchase. The risks inherent in assessing the impairment of an investment include the risk that market factors may differ from our expectations, facts and circumstances factored into our assessment may change with the passage of time, or we may decide to subsequently sell the investment. The determination of whether a decline in the value of an investment is other than temporary requires us to exercise significant diligence and judgment. The discovery of new information and the passage of time can significantly change these judgments. The status of the general economic environment and significant changes in the national securities markets influence the determination of fair value and the assessment of investment impairment. There is a continuing risk that declines in fair value may occur and additional material realized losses from sales or other-than-temporary impairments may be recorded in future periods.

The recoverability of our non-agency residential and commercial mortgage-backed securities is supported by factors such as seniority, underlying collateral characteristics and credit enhancements. These residential and commercial mortgage-backed securities at December 31, 2013 primarily were composed of senior tranches having high credit support, with over 99% of the collateral consisting of prime loans. The weighted average credit rating of all commercial mortgage-backed securities was AA+ at December 31, 2013.

All issuers of securities we own that were trading at an unrealized loss at December 31, 2013 remain current on all contractual payments. After taking into account these and other factors previously described, we believe these unrealized losses primarily were caused by an increase in market interest rates and tighter liquidity conditions in the current markets than when the securities were purchased. At December 31, 2013, we did not intend to sell the securities with an unrealized loss position in accumulated other comprehensive income, and it is not likely that we will be required to sell these securities before recovery of their amortized cost basis. As a result, we believe that the securities with an unrealized loss were not other-than-temporarily impaired at December 31, 2013. There were no material other-than-temporary impairments in 2013, 2012, or 2011.

Goodwill and Long-lived Assets

At December 31, 2013, goodwill and other long-lived assets represented 27% of total assets and 61% of total stockholders’ equity, compared to 27% and 62%, respectively, at December 31, 2012.

We are required to test at least annually for impairment at a level of reporting referred to as the reporting unit, and more frequently if adverse events or changes in circumstances indicate that the asset may be impaired. A reporting unit either is our operating segments or one level below the operating segments, referred to as a component, which comprise our reportable segments. A component is considered a reporting unit if the component constitutes a business for which discrete financial information is available that is regularly reviewed by management. We are required to aggregate the components of an operating segment into one reporting unit if they have similar economic characteristics. Goodwill is assigned to the reporting unit that is expected to benefit from a specific acquisition. The carrying amount of goodwill for our reportable segments has been retrospectively adjusted to conform to the 2013 and 2014 segment changes discussed in Note 2 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

We use a two-step process to review goodwill for impairment. The first step is a screen for potential impairment, and the second step measures the amount of impairment, if any. Our strategy, long-range business plan, and annual planning process support our goodwill impairment tests. These tests are performed, at a minimum, annually in the fourth quarter, and are based on an evaluation of future discounted cash flows. We rely on this discounted cash flow analysis to determine fair value. However outcomes from the discounted cash flow analysis are compared to other market approach valuation methodologies for reasonableness. We use discount rates that correspond to a market-based weighted-average cost of capital and terminal growth rates that correspond to long-term growth prospects, consistent with the long-term inflation rate. Key assumptions in our cash flow projections, including changes in membership, premium yields, medical and operating cost trends, and certain government contract extensions, are consistent with those utilized in our long-range business plan and annual planning process. If these assumptions differ from actual, including the impact of the ultimate outcome of the Health Care Reform Law, the estimates underlying our goodwill impairment tests could be adversely affected. Goodwill impairment tests completed in each of the last three years did not result in an impairment loss. The fair value of our reporting units with significant goodwill exceeded carrying amounts by a substantial margin. A 100 basis point increase in the discount rate would not have a significant impact on the amount of margin for any of our reporting units with significant goodwill.

Long-lived assets consist of property and equipment and other finite-lived intangible assets. These assets are depreciated or amortized over their estimated useful life, and are subject to impairment reviews. We periodically review long-lived assets whenever adverse events or changes in circumstances indicate the carrying value of the asset may not be recoverable. In assessing recoverability, we must make assumptions regarding estimated future cash flows and other factors to determine if an impairment loss may exist, and, if so, estimate fair value. We also must estimate and make assumptions regarding the useful life we assign to our long-lived assets. If these estimates or their related assumptions change in the future, we may be required to record impairment losses or change the useful life, including accelerating depreciation or amortization for these assets. There were no material impairment losses in the last three years.